UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Check the appropriate box:
☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
MOVADO GROUP, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☒	No fee required
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

650 From Road, Ste. 375 Paramus, New Jersey 07652-3556
Notice of Annual Meeting of
Shareholders June 18, 2025
The 2025 Annual Meeting of Shareholders of Movado Group, Inc. will be held on Wednesday, June 18, 2025, at 10:00 a.m., Eastern time. To allow all of our shareholders, regardless of their physical location, to participate more easily in the meeting, the annual meeting once again will be held entirely online. You will be able to attend and participate in the annual meeting online by visiting www.virtualshareholdermeeting.com/MOV2025, where you will be able to listen to the meeting live, submit questions, and vote. To be admitted to the virtual meeting, eligible persons must enter the 16-digit control number found on their proxy card, voting instruction form, or notice of internet availability of proxy materials. If your shares are held in “street name” through a broker, bank or other nominee, you may obtain your control number by contacting them. If you encounter any difficulty accessing the Annual Meeting or during the Annual Meeting, please call the technical support number posted on the Annual Meeting website. The technical support number will be available at least 15 minutes before the start of the meeting.
We encourage shareholders to visit the www.virtualshareholdermeeting.com/MOV2025 website for the most up-to-date information on the Annual Meeting, any procedures and limitations concerning attendance, and instructions on how to vote and ask questions during the Annual Meeting. Whether or not shareholders plan to attend the virtual-only Annual Meeting, we urge shareholders to vote and submit their proxies in advance of the meeting by one of the methods described in these proxy materials.
The 2025 Annual Meeting of Shareholders is being held for the following purposes:

1.	To elect eight directors to serve on the Board of Directors until the next Annual Meeting and until their successors are elected and qualified.
2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2026.
3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the proxy statement under “Executive Compensation.”
4.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Holders of the Company’s Common Stock and Class A Common Stock of record at the close of business on April 25, 2025, are entitled to notice of, and to vote at, the Annual Meeting of Shareholders or any postponements or adjournments thereof.
Again this year, we will furnish proxy materials to our shareholders via the Internet in order to expedite shareholders’ receipt of proxy materials while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting.

Accordingly, we are mailing to our shareholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials, which provides instructions on how to access the attached proxy statement and our annual report to shareholders for the fiscal year ended January 31, 2025, via the Internet and how to vote online. The Notice of Internet Availability of Proxy Materials also contains instructions on how to obtain the proxy materials in printed form.
By order of the Board of Directors
/s/ Mitchell C. Sussis
Secretary and General Counsel
Dated: May 7, 2025

Your vote is important.
Regardless of whether you plan to attend the Annual Meeting, please follow the instructions you received to vote your shares as soon as possible, to ensure that your shares are represented at the Annual Meeting. Shareholders of record, or beneficial shareholders named as proxies by their shareholders of record, who attend the meeting may vote their shares during the meeting, even though they have sent in proxies or voted online.

PROXY STATEMENT
Annual Meeting of Shareholders of
Movado Group, Inc. to be held on Wednesday, June 18, 2025
Some Questions You May Have Regarding This Proxy Statement
What is the purpose of these materials?
The Board of Directors (the “Board of Directors”) of Movado Group, Inc. (the “Company”) is soliciting proxies for our 2025 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held on Wednesday, June 18, 2025, at 10:00 a.m., Eastern time, in virtual format only at www.virtualshareholdermeeting.com/MOV2025. The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of Directors and our most highly paid executive officers, and other required information. Our annual report to shareholders for the fiscal year ended January 31, 2025, is available to review with this proxy statement. We are mailing a notice of the Annual Meeting (and, for those who request it, a paper copy of this proxy statement and the enclosed form of proxy) to our shareholders on or about May 7, 2025.
What proposals will be voted on at the Annual Meeting?
The three matters scheduled to be voted on at the Annual Meeting are:
1.	The election of eight directors to serve on the Board of Directors;
2.	The ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2026; and
3.	The approval, on an advisory basis, of the compensation of the Company’s named executive officers, as described in the proxy statement under “Executive Compensation.”
In addition, such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof may be voted on.
Who can vote at the Annual Meeting?
Anyone owning shares of the Company’s Common Stock and/or its Class A Common Stock at the close of business on April 25, 2025, the record date for this year’s Annual Meeting, is entitled to attend and to vote on all items properly presented at the Annual Meeting.
Who is asking me for my vote?
The Company is soliciting your proxy on behalf of the Board of Directors and has retained Broadridge Investor Communications Solutions, Inc. (“Broadridge”), professional proxy solicitors, to assist with the solicitation. We will pay the entire cost of this proxy solicitation, including the cost of preparing and mailing the Notice of Internet Availability of Proxy Material and the Proxy Statement and Broadridge’s fee, which we expect to be less than $10,000.
Movado Group, Inc.   1   2025 Proxy Statement

What are my voting rights?
Each share of Common Stock is entitled to one vote and each share of Class A Common Stock is entitled to 10 votes on each matter properly presented at the Annual Meeting. At the close of business on April 25, 2025, the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting, there were 15,778,552 shares of Common Stock outstanding and 6,458,376 shares of Class A Common Stock outstanding. The Common Stock and the Class A Common Stock are hereinafter referred to together as the “Capital Stock.” A list of all shareholders as of the record date will be available during ordinary business hours at the Company’s principal place of business located at 650 From Road, Ste. 375, Paramus, NJ 07652-3556, from the Secretary of the Company, at least 10 days before the Annual Meeting and will also be available at the Annual Meeting.
How does the Board of Directors recommend that I vote?
The Board of Directors recommends that you vote:
1.	FOR the election of each of the director nominees;
2.	FOR the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2026; and
3.	FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers, as described in the proxy statement under “Executive Compensation.”
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full printed set?
In accordance with the rules of the Securities and Exchange Commission (the “SEC”), the Company is providing access to its proxy materials via the Internet. Accordingly, the Company is mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders of record and beneficial owners. All shareholders will have the ability to access the proxy materials on a website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials via the Internet or to request a printed set may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.
Where can I view the proxy materials on the Internet?
The Notice provides you with instructions on how to:
•	view proxy materials for the Annual Meeting via the Internet; and
•	instruct the Company to send future proxy materials to you by email.
You can also view the proxy materials for the Annual Meeting online at www.movadogroup.com by clicking on Investors and then Financials/Annual Reports.
How do I vote?
If you are a shareholder on the record date, you may vote in advance of the meeting by following the instructions for voting on the Notice. If you receive paper copies of these proxy materials, you can vote in advance of the meeting by completing, signing and dating your proxy card and returning it in the enclosed envelope. Alternatively, you may attend the Annual Meeting and vote your shares during the meeting by visiting www.virtualshareholdermeeting.com/MOV2025 and entering the 16-digit control number included in your Notice, voting instruction form, or proxy card. If you encounter any difficulty accessing the Annual Meeting or during the Annual Meeting, please call the technical support number posted on the Annual Meeting website. The technical support number will be available at least 15 minutes before the start of the meeting. If you vote in advance online, by phone or by mailing in a proxy card, you may still attend the Annual Meeting and vote during the meeting, but, in that case, only the votes you enter during the meeting will count.
Movado Group, Inc.   2   2025 Proxy Statement

Can I change my vote after I have delivered my proxy?
Yes. You may change your vote at any time before voting concludes at the Annual Meeting by:
•	providing another proxy, or using any of the available methods for voting, with a later date;
•	notifying the Company’s Secretary in writing before the Annual Meeting that you wish to revoke your proxy; or
•	voting at www.virtualshareholdermeeting.com/MOV2025 during the Annual Meeting.
What is a quorum?
For the purposes of the Annual Meeting, a “quorum” is a majority in voting power of the outstanding shares of Capital Stock owned by shareholders on the record date. There must be a quorum present in person or represented by proxy for the Annual Meeting to be held. Broker non-votes (as further described below) and abstentions will be counted as present for purposes of determining whether a quorum is present at the Annual Meeting.
What is broker “discretionary” voting?
Under the rules of the New York Stock Exchange (“NYSE”), brokers who have transmitted proxy materials to customers will have discretion to vote the shares of customers who fail to provide voting instructions on “routine matters,” but brokers may not vote such shares on “non-routine matters” without voting instructions. When a broker’s customer does not provide the broker with voting instructions on non-routine matters, the broker cannot vote on those matters and instead reports the number of such shares as broker “non-votes.” Broker non-votes are counted as present for the purpose of determining the presence of a quorum for the transaction of business, but they are not counted as shares voting. Broker non-votes can therefore have the effect of preventing approval of certain proposals where the number of affirmative votes, although a majority of the votes cast, does not constitute a majority of the voting power present. Non-routine matters include the election of directors and the approval, on an advisory basis, of the executive compensation of the Company’s named executive officers. Therefore, if you hold your shares in street name through a broker, you must cast your vote if you want it to count in respect of these non-routine matters. The ratification of the appointment of the Company’s independent registered public accounting firm is a routine matter, so brokers will have discretion to vote any uninstructed shares on that proposal (Proposal 2).
How are matters presented at the Annual Meeting approved?
Directors are elected by a plurality of the votes cast at the Annual Meeting. Approval of each of the proposals (i) to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2026 and (ii) to approve, on an advisory basis, the compensation of the Company’s named executive officers requires the affirmative vote of the holders of a majority in voting power of the outstanding shares of Capital Stock present in person or represented by proxy and entitled to vote at the Annual Meeting.
With respect to the aforementioned proposals, abstentions will not be counted as votes cast in accordance with New York law. For this reason, abstentions and broker non-votes will have the effect of votes against (i) the proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2026 and (ii) the proposal to approve the compensation of the Company’s named executive officers. Abstentions and broker non-votes will have no effect on the election of directors.
May I vote confidentially?
Yes. Our policy is to keep your vote confidential, except as otherwise legally required, to allow for the tabulation and certification of votes and to facilitate proxy solicitation.
Who will count the votes?
A representative of Broadridge will count the votes and act as the inspector of election for the Annual Meeting.
Movado Group, Inc.   3   2025 Proxy Statement

What if additional matters are presented to the Annual Meeting?
We do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement. If any other business is presented at the Annual Meeting, your properly executed proxy gives authority to Mitchell C. Sussis, our General Counsel and Corporate Secretary, and to Sallie A. DeMarsilis, our Chief Financial Officer, to vote on such matters at his or her discretion.
Where can I find the voting results from the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting and will publish final results in a Current Report on Form 8-K that we will file with the SEC within four business days after the date of the Annual Meeting.
How can I obtain information about the Company?
A copy of our fiscal 2025 Annual Report on Form 10-K is available on our website at www.movadogroup.com/investors . Shareholders may also obtain a free copy by sending a request in writing to Mitchell C. Sussis, Corporate Secretary, at the Company’s address set forth in the Notice.
When are shareholder proposals due for consideration at next year’s annual meeting?
Under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for shareholder proposals to be considered for inclusion in the proxy statement for the 2026 Annual Meeting, they must be submitted in writing to our Corporate Secretary at Movado Group, Inc., 650 From Road, Ste. 375, Paramus, NJ 07652-3556, on or before January 7, 2026. In addition, our by-laws provide that, for directors to be nominated or other proposals to be properly presented at the 2026 Annual Meeting, an additional notice of any nomination or proposal must be received by us not less than 60 days nor more than 90 days before the Annual Meeting. If less than 70 days’ notice of our 2026 Annual Meeting is given, then to be timely, the notice by the shareholder must be received by us not later than the close of business on the tenth day following the day on which the first public announcement of the date of the 2026 Annual Meeting is made or the notice of the meeting is mailed, whichever occurs first. In addition to satisfying the deadlines in the advance notice provisions of our by-laws, shareholders who intend to solicit proxies in support of nominees submitted under these advance notice provisions must provide the notice required by Rule 14a-19 under the Exchange Act to the Company Secretary at the address noted above no later than April 19, 2026.
Movado Group, Inc.   4   2025 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management
The following table shows the number of shares of the Company’s Class A Common Stock and Common Stock beneficially owned as of April 25, 2025 (except as otherwise noted in footnotes 2, 3, 4 and 5) by (i) each shareholder known by the Company to beneficially own more than 5% of the outstanding shares of either the Class A Common Stock or the Common Stock, (ii) each current director, (iii) each executive officer named in the Summary Compensation Table, and (iv) all current executive officers and directors as a group.

Name of Beneficial Owner	Shares of Class A Common Stock Beneficially Owned(1)	Shares of Common Stock Beneficially Owned(1)	Percent of Outstanding Shares of Capital Stock
			Class A Common Stock(1)	Common Stock(1)	Percent of Total Voting Power(1)
Royce & Associates, LP(2)	—	1,642,698	*	9.98%	2.03%
BlackRock Inc.(3)	—	1,123,289	*	6.82%	1.39%
Dimensional Fund Advisors LP(4)	—	1,059,799	*	6.44%	1.31%
The Vanguard Group, Inc.(5)	—	949,425	*	5.77%	1.17%
Peter A. Bridgman	—	47,733	*	*	*
Sallie A. DeMarsilis(6)	—	183,664	*	1.12%	*
Alexander Grinberg(7)	388,420	81,832	6.01%	*	4.89%
Efraim Grinberg(8)	5,353,718	557,208	82.90%	3.38%	66.75%
Alan H. Howard	—	63,425	*	*	*
Richard Isserman	—	19,961	*	*	*
Michelle Kennedy	—	3,906	*	*	*
Ann Kirschner	—	17,766	*	*	*
Maya Peterson	—	12,155	*	*	*
Stephen Sadove	—	32,584	*	*	*
Behzad Soltani(9)	—	159,678	*	*	*
Mitchell C. Sussis(10)	—	43,565	*	*	*
All executive officers, directors and director nominees as a group (12 persons)(11)	5,655,655	1,192,051	87.57%	7.24%	71.25%

*	Denotes less than one percent
The address for Messrs. Bridgman, A. Grinberg, E. Grinberg, Howard, Isserman, Sadove, Soltani, and Sussis and for Mses. DeMarsilis, Kennedy, Kirschner and Peterson is c/o Movado Group, Inc., 650 From Road, Ste. 375, Paramus, New Jersey 07652-3556.
(1)
Although each share of Class A Common Stock is convertible at any time into one share of Common Stock, the shares of Common Stock shown as beneficially owned by each of the persons or groups listed in the table above do not include the shares of Common Stock deemed to be beneficially owned by such persons or groups as a result of beneficial ownership of shares of Class A Common Stock, which shares are shown in a separate column. The percentage of outstanding shares of Common Stock shown as beneficially owned by each of the persons or groups in the table above is shown on the same basis. In calculating the percent of total voting power held by each person or group, the voting power of shares of Common Stock (one vote per share) and Class A Common Stock (10 votes per share) has been aggregated. Except as otherwise indicated, the persons listed have advised the Company that they have sole voting power and sole dispositive power with respect to the shares of Class A Common Stock and of Common Stock indicated as owned by them.

(2)
On March 4, 2025, in a filing on Schedule 13G under the Exchange Act, Royce & Associates, LP (“R&A”) reported beneficial ownership as of February 28, 2025, of 1,642,698 shares of Common Stock, as to all of which it has sole dispositive power and sole voting power. R&A reported that all of such shares were acquired in the ordinary course of business and not for the purpose or with the effect of changing or influencing control of the Company, or in connection with any transaction having such purpose or effect. R&A’s address is One Madison Avenue, New York, NY 10010

Movado Group, Inc.   5   2025 Proxy Statement

(3)
On April 17, 2025, in a filing on Schedule 13G under the Exchange Act, BlackRock Inc. reported beneficial ownership as of March 31, 2025, of 1,123,289 shares of Common Stock. It reported having sole voting power as to 1,100,867 of such shares, shared voting power as to none of such shares, and sole dispositive power as to all of such shares. It also reported that all of the shares of Common Stock that it beneficially owns were acquired in the ordinary course of business and not for the purpose or with the effect of changing or influencing control of the Company, or in connection with any transaction having such purpose or effect. The address of BlackRock Inc. is 50 Hudson Yards, New York, NY 10001.

(4)
On January 23, 2025, in a filing on Schedule 13G under the Exchange Act, Dimensional Fund Advisors LP (“DFA”) reported beneficial ownership as of December 31, 2024, of 1,059,799 shares of Common Stock, as to all of which it has sole dispositive power and as to 1,042,071 shares of which it has sole voting power. DFA also reported that all of such shares were acquired in the ordinary course of business and not for the purpose or with the effect of changing or influencing control of the Company, or in connection with any transaction having such purpose or effect. The address of DFA is Building One, 6300 Bee Cave Road, Austin, TX 78746.

(5)
On November 12, 2024, in a filing on Schedule 13G under the Exchange Act, The Vanguard Group, Inc. (“Vanguard”) reported beneficial ownership as of September 30, 2024, of 949,425 shares of Common Stock, as to which it reported having shared voting power in respect of 16,707 shares; shared dispositive power in respect of 31,178 shares; sole voting power in respect of none of such shares; and sole dispositive power in respect of 918,247 shares. Vanguard reported that all of such shares were acquired in the ordinary course of business and not for the purpose or with the effect of changing or influencing control of the Company, or in connection with any transaction having such purpose or effect. Vanguard’s address is 100 Vanguard Boulevard, Malvern, PA 19355.

(6)
The total number of shares of Common Stock reported as beneficially owned by Ms. DeMarsilis includes 146,877 shares which she has the right to acquire by the exercise of options under the Company’s Stock Plan.

(7)
The total number of shares of Class A Common Stock beneficially owned by Mr. A. Grinberg includes 75,191 shares of Class A Common Stock and 25,000 shares of Common Stock owned by the Grinberg Family Foundation. As one of three directors of the Grinberg Family Foundation (along with Mr. E. Grinberg and their sister Miriam Phalen), Mr. A. Grinberg may be deemed to have shared voting and dispositive power over the shares owned by such foundation. Mr. A. Grinberg’s total also includes 11,292 shares of Class A Common Stock and 6,426 shares of Common Stock held by a trust for the benefit of Mr. A. Grinberg of which Mr. A. Grinberg is co-trustee with Mr. E. Grinberg and Susan Teicher and over which Mr. A. Grinberg may therefore be deemed to have shared voting and dispositive power. Mr. A. Grinberg disclaims beneficial ownership as to the shares of Class A Common Stock and Common Stock held by the trust of which he is a trustee and the foundation for which he is a director, except, in each case, to the extent of his pecuniary interest therein. In addition, Mr. A. Grinberg is a limited partner in Grinberg Partners L.P. (“GPLP”), a Delaware limited partnership that owns 3,055,640 shares of Class A Common Stock, and is also the trustee of a grantor annuity trust that is a limited partner in Grinberg Partners II L.P. (“GPLPII”), a Delaware limited partnership that owns 189,381 shares of Class A Common Stock. However, the 3,245,021 combined shares of Class A Common Stock owned by GPLP and GPLPII are not included in Mr. A. Grinberg’s total in this beneficial ownership table since voting and dispositive power over these shares is controlled by Grinberg Group Partners, a Delaware general partnership (“GGP”) that is the general partner of GPLP and GPLPII.

(8)
Of the shares of Common Stock reported as beneficially owned by Mr. E. Grinberg: 355,122 are shares which Mr. E. Grinberg has the right to acquire by the exercise of options under the Company’s Stock Plan; 6,425 are shares of Common Stock held by a remainder trust for the benefit of Mr. E. Grinberg (“EG Remainder Trust”), for which trust Mr. E. Grinberg is co-trustee together with Susan Teicher with whom he shares voting and dispositive power; 12,852 are shares of Common Stock held by remainder trusts for the benefit of Miriam Phalen and Mr. A. Grinberg (“MP/AG Remainder Trusts”), for which trusts Mr. E. Grinberg is co-trustee together with Susan Teicher and Ms. Phalen or Mr. A. Grinberg, as the case may be, and over which shares Mr. E. Grinberg may therefore be deemed to have shared voting and dispositive power; 20,000 are shares of Common Stock held by the Efraim Grinberg Family Foundation for which Mr. E. Grinberg is one of two directors (the other being Susan Teicher) with shared voting and dispositive power; and 25,000 are shares of Common Stock held by the Grinberg Family Foundation. Mr. E. Grinberg is one of three directors of the Grinberg Family Foundation (along with Ms. Phalen and Mr. A. Grinberg) and therefore may be deemed to have shared voting and dispositive power over the shares owned by that foundation. Included in Mr. E. Grinberg’s total number of shares of Class A Common Stock are: an aggregate of 563,306 shares held by several trusts for the benefit of Mr. E. Grinberg’s siblings and himself, of which trusts Mr. E. Grinberg is sole trustee; and 171,285 shares held by three testamentary trusts for the benefit of the children of Mr. E. Grinberg’s siblings, of which trusts he is sole trustee. As sole trustee of the foregoing trusts, Mr. E. Grinberg has sole investment and voting power with respect to the Class A Common Stock held in such trusts. In addition, the number of shares of Class A Common Stock reported for Mr. E. Grinberg also includes: an aggregate of 862,940 shares held by several trusts for the benefit of Mr. E. Grinberg’s siblings and himself; 855 shares held by a trust for the benefit of Mr. E. Grinberg’s nephew; and 11,291 shares held by the EG Remainder Trust. Mr. E. Grinberg is co-trustee with Susan Teicher for each of these trusts and, as co-trustee, Mr. E. Grinberg has shared voting and dispositive power, together with Ms. Teicher, with respect to the Class A Common Stock held in such trusts. The number of shares of Class A Common Stock reported for Mr. E. Grinberg also includes 22,584 shares held by the MP/AG Remainder Trusts. The total number of shares of Class A Common Stock beneficially owned by Mr. E. Grinberg also includes 3,055,640 shares owned by GPLP, 189,381 shares owned by GPLPII, 75,191 shares owned by the Grinberg Family Foundation and 23,000 shares owned by the Efraim Grinberg Family Foundation. As the managing partner of GGP (the general partner of GPLP), Mr. E. Grinberg shares with GGP and GPLP voting and dispositive power with respect to the 3,055,640 shares of Class A Common Stock held directly by GPLP. As the managing partner of GGP (the general partner of GPLPII), Mr. E. Grinberg also shares voting and dispositive power with GGP and GPLPII with respect to the 189,381 shares of Class A Common Stock held directly by GPLPII. Mr. E. Grinberg disclaims beneficial ownership as to the shares of Class A Common Stock and Common Stock held by GPLP, GPLPII, the trusts of which he is a trustee and the foundations for which he is a director, except, in each case, to the extent of his pecuniary interest therein.

(9)
The total number of shares of Common Stock reported as beneficially owned by Mr. Soltani includes 146,322 shares which he has the right to acquire by the exercise of options under the Company’s Stock Plan.

(10)
The total number of shares of Common Stock reported as beneficially owned by Mr. Sussis includes 34,698 shares which he has the right to acquire by the exercise of options under the Company’s Stock Plan.

(11)	Excludes double counting of shares deemed to be beneficially owned by more than one person.
Movado Group, Inc.   6   2025 Proxy Statement

PROPOSAL 1 —
Election of Directors
Directors hold office until the next annual meeting of shareholders and until the election and qualification of their successors. Under the Company’s by-laws, the Board of Directors can change the number of directors comprising the entire Board of Directors so long as the number is not less than three. The Board of Directors currently consists of eight directors.
All of the nominees are members of the present Board of Directors. If any nominee for election to the Board of Directors should be unable to accept nomination or election as a director, which is not expected, your proxy may be voted for a substitute or substitutes designated by the Board of Directors or the number of directors constituting the Board of Directors may be reduced in accordance with the Company’s by-laws. Directors will be elected by the holders of a plurality of the voting power present in person or represented by proxy and entitled to vote. Abstentions will not be counted for purposes of the election of directors.

The Board of Directors recommends that shareholders vote FOR the election of the nominees listed below.

Name	Age	Director Since	Position
Peter A. Bridgman	73	2014	Director and Audit Committee Chair
Alex Grinberg	62	2011	Senior Vice President Customer Experience; Director
Efraim Grinberg	67	1988	Chair of the Board of Directors and Chief Executive Officer; Director
Alan H. Howard	65	1997	Lead Director and Compensation and Human Capital Committee Chair
Richard Isserman	90	2005	Director
Ann Kirschner	74	2019	Director and Nominating, Governance and Corporate Responsibility Committee Chair
Maya Peterson	45	2022	Director
Stephen Sadove	73	2018	Director

Except for Efraim Grinberg and Alex Grinberg, who are brothers, there are no family relationships between any of the Company’s directors. There are no arrangements between any director and any other person pursuant to which any of them was elected a director.
Movado Group, Inc.   7   2025 Proxy Statement

Peter A. Bridgman
Director and Audit Committee Chair | Age: 73 | Director since: 2014
Peter A. Bridgman served as Senior Vice President and General Auditor at PepsiCo Inc. before his election to the Board of Directors of the Company in February 2014. From 2000 to 2011, Mr. Bridgman was SVP and Controller at PepsiCo Inc., during which time he led the financial reporting and control functions for the $67 billion global consumer products company, ensuring best practice governance and regulatory compliance around the world. From 1992 to 2000, Mr. Bridgman served as SVP and Controller of Pepsi Bottling Group and from 1985 to 1992, he held positions of increasing responsibility at Pepsi International. Prior to that, Mr. Bridgman spent 12 years at KPMG where he had global client audit responsibilities. Mr. Bridgman served on the board of Alltel Corporation, a $10 billion wireless provider acquired by Verizon in 2009, and Pepsi Bottling Ventures, an $800 million private beverage manufacturer. He received a B.S. in Economics and Accounting from Bristol University in England, and is both a Certified Public Accountant in the United States and a Chartered Accountant in England.

Mr. Bridgman’s extensive experience in financial reporting and internal control and his background in public accounting qualify him for service on our Board of Directors and provide the Board of Directors with additional expertise in these areas.

Alex Grinberg
Senior Vice President Customer Experience; Director | Director Age: 62  |
Director Since: 2011
Alex Grinberg joined the Company in December 1994 as a territory manager for the Movado brand and was promoted to Vice President of International Sales for the Concord brand in June 1996. From February 1999 through October 2001 he was stationed in Asia, developing Movado Group brands in Hong Kong and Japan. Beginning in November 2001 he held a number of positions of increasing responsibility within the Concord brand in the United States until November 2010, when he was appointed Senior Vice President of Customer/Consumer Centric Initiatives. In 2020, Mr. Grinberg was appointed Senior Vice President of Customer Experience with responsibility for developing and implementing strategies to improve customer experience and recommending best practices to ensure that Company decisions align with our customers’ needs.

Mr. A. Grinberg’s many years with the Company, during which time he has held a number of positions in sales and brand management, and his international experience, make him well qualified for service on the Board of Directors.

Efraim Grinberg
Chair of the Board of Directors and Chief Executive Officer; Director | Age: 67 |
Director since: 1988
Efraim Grinberg has served as Chair of the Board of Directors and the Company’s Chief Executive Officer since 2009. Mr. E. Grinberg’s more than three decades of experience in the watch industry and in a variety of positions at the Company during this period of its growth provides him with extensive knowledge of the Company’s brands, markets, competitors, customers and other aspects of its business and the industry as a whole and qualifies him for service on the Board of Directors.

Additional biographical information regarding Mr. E. Grinberg can be found under “Executive Officers,” below.

Movado Group, Inc.   8   2025 Proxy Statement

Alan Howard
Lead Director and Compensation and Human Capital Committee Chair | Age: 65 |
Director since: 1997
Alan Howard is the Managing Partner of Heathcote Advisors LLC, which he formed in March 2008 and which provides financial advisory services as well as makes principal investments. Since April 2022, Mr. Howard has served on the board of directors of New England Expert Technologies Corporation, a privately held company that manufactures complicated, close tolerance parts and assemblies, where he also serves on the board’s compensation committee. Since April 2018, Mr. Howard has served on one of the group boards of directors of the BNY Mellon Family of Funds (formerly The Dreyfus Family of Funds) for a number of equity, fixed income and derivative funds managed by investment advisor BNY Mellon Investments, where he also serves as chair of the audit committee and a member of the compensation and governance committees. Since August 2024, Mr. Howard has also served on the board of directors and as chair of the audit committee of Siddhi Acquisition Corp (NASDAQ: SDHI), a special purpose acquisition company. From March 2020 through April 2021, Mr. Howard also served on the board of directors of Diamond Offshore Drilling (NYSE: DO), a global provider of contract drilling services to the energy industry, where he also served as Lead Director and chair of the audit committee as well as a member of the executive and finance committees. From 2012 through 2019, Mr. Howard was a member of the board of directors of Dynatech/MPX Holdings LLC, a global supplier and service provider of U.S. military aircraft parts, and held executive positions with that company and its subsidiaries. From 2008 through 2010 he was Managing Partner of advisory firm S3 Strategic Advisors LLC. From June 2006 through July 2007, Mr. Howard was a Managing Director of Greenbriar Equity Group LLC, a private equity firm. Prior to June 2006, Mr. Howard was a Managing Director of Credit Suisse First Boston LLC, an international financial services firm which he joined in 1985.

Mr. Howard’s broad experience in corporate governance, organizational management and investment banking make him well qualified for service on the Board of Directors.

Richard Isserman
Director | Age: 90 | Director since: 2005
Richard Isserman had a distinguished career of nearly 40 years with KPMG LLP and, for 26 years, served as Audit Partner in KPMG’s New York office. He also led KPMG’s real estate audit practice in New York and was a member of the firm’s SEC Reviewing Partner’s Committee.

Mr. Isserman retired from KPMG in June 1995. He is a licensed New York State CPA. Based on his years of demonstrated leadership in the field of public accounting, Mr. Isserman provides our Board of Directors with in-depth knowledge and experience in financial, accounting and risk management issues.

Ann Kirschner
Director and Nominating, Governance and Corporate Responsibility Committee Chair |
Age: 74 | Director since: 2019
Ann Kirschner is an educator, consultant, and writer. Since 2006 she has been associated with The City University of New York, where she currently serves as university professor, having previously served as interim president of Hunter College, Dean of Macaulay Honors College, and Strategic Advisor to the Chancellor. Ms. Kirschner is also President and Founder of Comma Communications, which provides advisory services for institutions and organizations focused on innovation in media, technology and education. A pioneer in digital technology and media and a veteran of four start-ups in cable, satellite, and online, she was the first digital strategist for the National Football League, where she launched NFL.COM and NFL SUNDAY TICKET. Ms. Kirschner serves on the board of Strategic Cyber Ventures and on the management committee of Arizona State University’s EdPlus and Learning Enterprise. She is a trustee of the Paul and Daisy Soros Foundation and nycFIRST; co-chair of the Princeton University Graduate School Leadership Council; a former trustee of Princeton University; and a member of the advisory boards of Chegg, ShortTok and WorldQuant University.

Ms. Kirschner’s extensive experience in education and digital technology adds an important perspective to the Board as the Company continues to invest in online marketing and technology and makes her well qualified for service on the Board of Directors.

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Maya Peterson
Director | Age: 45 | Director since: 2022
Maya Peterson is a strategist and cultural advisor with over two decades of experience helping brands, civic organizations, and public figures navigate culture, storytelling, and audience engagement. She currently consults for a range of civic engagement initiatives and consumer brands, including The Stories of Us, a national public art and storytelling project.

From 2020 to 2024, Ms. Peterson served as Vice President of Insights & Strategy at Universal Music Group for Brands. Prior to that, she held senior marketing roles at ViacomCBS and led brand strategy across the media and consumer sectors. She also serves on the Advisory Board of Good Information, Inc. and the Youth Solutions Advisory Council for the YMCA Global Alliance.

Stephen Sadove
Director | Age: 73 | Director since: 2018
Stephen Sadove has served as a founding partner of JW Levin Management Partners LLC, a private management and investment firm, since 2015. Mr. Sadove has also served since 2014 as principal of Stephen Sadove and Associates, which provides consulting services to retail and non-retail clients. From 2007 until 2013, Mr. Sadove served as Chair and Chief Executive Officer of Saks Incorporated, having previously served Saks in the roles of Vice Chair, Chief Operating Officer and Chief Executive Officer. Prior to his tenure with Saks, Mr. Sadove served Bristol-Myers Squibb Company (NYSE: BMY) from 1991 until 2001, most recently as Senior Vice President of Bristol-Myers Squibb and President, Worldwide Beauty Care. Mr. Sadove currently serves on the board of directors of Aramark (NYSE: ARMK), where he serves as Chair of the Board, and Park Hotels and Resorts Inc. (NYSE: PK), where he serves as the Lead Independent Director. Mr. Sadove previously served on the board of directors of Colgate-Palmolive Company (NYSE: CL), J.C. Penney Company, Inc. (NYSE: JCP) and Ruby Tuesday, Inc. (NYSE: RT). He currently serves as Chairman Emeritus of the board of trustees of Hamilton College.

Mr. Sadove’s operations and leadership expertise, extensive marketing experience at retail and consumer-products companies, and significant public company directorship experience make him well qualified to serve on the Board of Directors.

Movado Group, Inc.   10   2025 Proxy Statement

The Board of Directors and Corporate Governance
Board of Directors Leadership Structure
Mr. Efraim Grinberg, the Chief Executive Officer and a sitting member of the Board of Directors, is also Chair of the Board. In making the decision to combine the positions of the Chair and Chief Executive Officer in 2009, the Board of Directors took into consideration Mr. E. Grinberg’s almost 30 years of management, financial and administrative leadership at the Company and his extensive knowledge of, and experience with, other aspects of the Company’s business.
In order to follow strong governance practices, in 2011 the Board of Directors appointed Mr. Howard as the lead director to help coordinate the activities of the other independent directors and to perform such other duties and responsibilities as the Board of Directors may determine from time to time. Mr. Howard also chairs the Compensation and Human Capital Committee. The primary duties of the lead director include providing advice on agendas for, and the scheduling of, Board of Directors meetings, advising the Chair as to the quality, quantity and timeliness of the information submitted by the Company’s management to the Board of Directors, serving as the principal liaison for consultation and communication between the independent directors of the Board of Directors and the Chair, without inhibiting direct communication between the Chair and the other directors, and presiding at meetings of the Board of Directors in the absence of, or upon the request of, the Chair and presiding at all meetings of the independent directors.
The composition of the Board of Directors, the tenure of the directors with the Company, the overall experience of the directors and the experience that the directors have had with the Chair, the lead director and the executive management group permit and encourage each member to take an active role in all discussions, and each member actively participates in all substantive discussions. We believe that our current Board of Directors’ leadership structure is serving the Company well at this time.
Board of Directors Meetings and Committees
In fiscal 2025, the Board of Directors held eleven meetings. All directors attended in excess of 75% of the meetings of the Board of Directors and of the committees on which they served.
The Board of Directors has three committees:
•	Audit;
•	Compensation and Human Capital; and
•	Nominating, Governance and Corporate Responsibility.
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The members of the committees and their chairs are appointed by the Board of Directors annually. Each committee is comprised entirely of independent directors in accordance with NYSE listing standards. Each committee operates under a written charter which is available at the Company’s website at www.movadogroup.com by clicking on “Investors” and then “Governance/Governance Documents.” The current committee memberships are as follows:

Audit Committee	Compensation and Human Capital Committee	Nominating, Governance and Corporate Responsibility Committee
Peter A. Bridgman*	Alan H. Howard*	Ann Kirschner*
Alan H. Howard	Ann Kirschner	Peter A. Bridgman
Richard Isserman	Stephen Sadove	Stephen Sadove
Stephen Sadove		Maya Peterson

*	Committee Chair
Audit Committee
The Board of Directors has determined that each member of the Audit Committee is an “audit committee financial expert” as defined under the rules adopted by the SEC and, therefore, has accounting or related financial expertise in accordance with the NYSE listing standards. The Audit Committee held five meetings in fiscal 2025.
The principal functions of the Audit Committee are to (i) appoint, approve the compensation of, terminate and oversee the work of the Company’s independent auditors; (ii) approve in advance all audit and permissible non-audit services provided to the Company by independent auditors; (iii) review, in consultation with the Company’s independent auditors, management and the Company’s internal auditors, the Company’s financial reporting process, including its internal controls; (iv) review, with management and the Company’s independent auditors, the Company’s annual and quarterly financial statements before the same are publicly filed; and (v) report regularly to the Board of Directors with respect to any issues that arise concerning, among other things, the quality or integrity of the Company’s financial statements, the performance of the internal audit function, the Company’s compliance with legal requirements and the performance and independence of the Company’s independent auditors.
Compensation and Human Capital Committee
The Compensation and Human Capital Committee held seven meetings in fiscal 2025. The principal functions of the Compensation and Human Capital Committee are to (i) review and approve corporate goals and objectives relevant to the Chief Executive Officer’s (“CEO’s”) compensation, evaluate the CEO’s performance in light of those goals and objectives and set the CEO’s compensation level based on that evaluation; (ii) review and approve compensation levels for non-CEO executive officers; (iii) review significant employee benefit programs; (iv) establish and administer executive compensation programs, including bonus plans, stock option and other equity-based programs, deferred compensation plans and any other cash or stock incentive programs; and (v) oversee and review the Company’s human capital management practices.
For additional information concerning the operation of the Compensation and Human Capital Committee, including the role of outside compensation consultants and management in the process of determining the amount and form of executive compensation, see “Compensation Discussion and Analysis” below.
Compensation and Human Capital Committee Interlocks and Insider Participation
The Company’s Compensation and Human Capital Committee was at all times during fiscal year 2025 comprised entirely of independent directors who at no time were executive officers or employees of the Company. No executive officer of the Company has ever served as a member of the board of directors or compensation committee of any company whose executive officers include a member of the Board of Directors or the Compensation and Human Capital Committee.
Nominating, Governance and Corporate Responsibility Committee
The Nominating, Governance and Corporate Responsibility Committee held four meetings in fiscal 2025. The principal functions of the Nominating, Governance and Corporate Responsibility Committee are to (i) identify individuals qualified to become directors, consistent with criteria approved by the Board of Directors, and recommend director candidates to the Board of Directors; (ii) develop and recommend corporate governance principles to the Board of Directors; (iii) oversee the code of ethics for directors, officers and employees of the Company and assure that procedures are in place for disclosure of any waivers of that code for
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directors or executive officers; (iv) facilitate an annual assessment of the performance of the Board of Directors and each of its committees; and (v) oversee the Company’s overall approach to corporate responsibility.
The Board of Directors and individual committee self-assessments typically occur each May or June. The annual Board of Directors self-assessment is organized by the Chair of the Nominating, Governance and Corporate Responsibility Committee who generally circulates a list of proposed key discussion topics as well as current and relevant governance issues in advance of the meeting to each member of the Board of Directors for review, consideration and input. Topics are centered on Board of Directors practices and performance and are intended to and do engender analysis and robust discussion. Management members of the Board of Directors attend and participate in the first part of the self-assessment meeting together with the non-employee directors, after which the non-employee directors meet alone. In addition, the Committee Chair conducts one-on-one meetings with each Board member to elicit feedback on the functioning of the Board. At the first regularly scheduled Board of Directors meeting following the self-assessment meetings, the Nominating, Governance and Corporate Responsibility Committee Chair reports to the full Board of Directors on the results of the Board of Directors self-assessment. Based on those results and any recommendations coming out of the self-assessment, the Board of Directors may implement changes, as appropriate, to its corporate governance guidelines or other processes.
Identifying and Evaluating Candidates for the Board of Directors
In considering possible candidates to serve on the Board of Directors, the Nominating, Governance and Corporate Responsibility Committee will take into account all appropriate qualifications, qualities and skills in the context of the current make-up of the Board of Directors and will consider the entirety of each candidate’s credentials. In addition, the Committee will evaluate each nominee according to the following criteria: personal character, accomplishments, integrity, and reputation in the business community; knowledge of the industry in which the Company does business; sound business judgment; leadership ability and capacity for strategic thinking; experience working constructively with others; sufficient time to devote to Board of Directors matters; diversity of viewpoints and backgrounds; and the absence of any conflict of interest that might interfere with performance as a director. While the Nominating, Governance and Corporate Responsibility Committee has no other policy with respect to the consideration of diversity in identifying nominees, it seeks directors who represent a diverse mix of backgrounds and experiences that will enhance the quality of the Board of Directors’ deliberations and decisions.
Shareholders may recommend director candidates for consideration by the Nominating, Governance and Corporate Responsibility Committee. To have a candidate considered by the Committee, a shareholder must submit the recommendation in writing and must include the following information:
•	The name and address of the shareholder and evidence of the shareholder’s ownership of Company stock, including the number and class of shares owned and the length of time of ownership;
•	A description of all arrangements or understandings between the shareholder and each candidate pursuant to which the nomination is being made;
•
The name of the candidate, the candidate’s résumé or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if nominated by the Board of Directors; and

•
Such other information regarding each proposed candidate as would be required to be included in a proxy statement under the rules of the SEC if such candidate had been nominated by the Board of Directors.

Each such recommendation must be sent to the Secretary of the Company at Movado Group, Inc., 650 From Road, Ste. 375, Paramus, New Jersey 07652-3556 and must be received within the time indicated above under “When are shareholder proposals due for consideration at next year’s annual meeting?” The Nominating, Governance and Corporate Responsibility Committee will evaluate shareholder recommended director candidates in the same manner as it evaluates director candidates identified by other means.
Corporate Governance and Insider Trading Policies
The Company has adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees, including the Company’s Chief Executive Officer, Chief Financial Officer and principal accounting officer. The Code prohibits, among other things, trading in securities of the Company or other companies while aware of material non-public information about them, or communicating such information to third parties. The Company believes that its insider trading policies and procedures are reasonably designed to promote compliance with insider trading laws, rules, and regulations, and the stock exchange listing standards applicable to it. A copy of the Company’s insider trading policy is filed as Exhibit 19.1 to its 2025 Annual Report on
Movado Group, Inc.   13   2025 Proxy Statement

Form 10-K. It is also the policy of the Company to comply with all applicable securities laws when transacting in its own securities. Although the Company has not adopted any practices or policies specifically prohibiting transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, Company policy prohibits short sales and trading in puts, calls and other derivatives of Company stock.
The Company’s Corporate Governance Guidelines and its Code of Business Conduct and Ethics are available on the Company’s website at www.movadogroup.com by clicking on “Investors” and then “Governance/Governance Documents.” The Corporate Governance Guidelines and the Code of Business Conduct and Ethics are also available in print, without charge, upon the written request of any shareholder.
Director Independence
The listing standards of the NYSE require that a majority of the Board of Directors be independent. No director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board of Directors broadly considers all relevant facts and circumstances relative to independence and considers the issue not merely from the standpoint of the director, but also from the viewpoint of persons or organizations with which the director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships (among others). In accordance with the NYSE listing standards, the Board of Directors has adopted the following standards regarding director independence:
•
A director who is a current employee, or whose immediate family member is a current executive officer, of a company that makes payments to, or receives payments from, the Company for goods or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or 2% of such other company’s consolidated gross revenues, will not be considered an independent director; and

•
A director who serves, or whose immediate family member serves, as an executive, officer, director, trustee or employee of a charitable organization that receives discretionary charitable contributions from the Company in an amount less than the greater of $1,000,000 and 2% of that organization’s consolidated gross revenues, will not be disqualified from being considered independent based solely on that relationship.

The Board of Directors has determined that all of the members of the Board of Directors, with the exception of Alex Grinberg and Efraim Grinberg, representing a majority of the entire Board of Directors, are independent under the NYSE listing standards and satisfy the Company’s standards set forth above.
In addition, in accordance with the NYSE listing standards, the Board of Directors has determined that the Compensation and Human Capital Committee and Nominating, Governance and Corporate Responsibility Committee are composed entirely of independent directors. The Board of Directors has also determined that each member of the Audit Committee is independent under the applicable rules of the SEC and under the NYSE listing standards.
Executive Sessions of Non-Management Directors
The non-management directors hold regular executive sessions without management at least once each quarter. The lead director is designated to chair these executive sessions under the Company’s Corporate Governance Guidelines.
Board of Directors Role in Risk Oversight
While management is responsible for managing the various risks that may arise in the course of the Company’s business, the Board of Directors has a role in the oversight of the risk management process. The Board of Directors and, as appropriate, its committees, regularly meet to receive and discuss operating and financial reports presented by the Chair of the Board of Directors and Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the General Counsel, the Chief Human Resources Officer, the Chief Technology Officer, the Vice President of Internal Audit and Business Controls and numerous other officers and employees of the Company as well as experts and other advisors. In addition, each year management presents a budget and business plan for the following fiscal year which is reviewed by and discussed with the Board of Directors. Management also regularly discusses with the Board of Directors strategic initiatives and the associated risks. The Board of Directors also reviews specific risk areas on a regular basis. These include insured risks, disaster recovery, management authority and internal controls, litigation risks, risks associated with the Company’s information systems and data privacy, foreign currency risks, risks associated with the Company’s customer mix, supply chain and credit risks, inventory risks and other operational and financial risks. In particular, at least once each quarter the Board or the Audit Committee receives and discusses a cyber-security
Movado Group, Inc.   14   2025 Proxy Statement

risk presentation and a data privacy presentation. These presentations include an update on the Company’s ongoing initiatives to raise employee awareness of information security risks. The Audit Committee has particular oversight responsibility with respect to the preparation and audit of the Company’s financial statements and internal audit issues and is specifically charged in its charter to, and does, discuss with management and the independent auditor the Company’s policies with respect to risk assessment and risk management. The Audit Committee concerns itself most specifically with the integrity of the financial reporting process, but also with personnel, asset and information security risk. All committee meetings are open to the non-employee directors.
Clawback Policy
The Company maintains a “clawback” policy pursuant to which it is obligated to recoup any excess incentive compensation received by a current or former executive officer after October 2, 2023, in the event that the Company restates its financial statements. The amount to be recouped would be the incentive compensation received by the executive officer during the three fiscal years immediately preceding the date on which the need for a restatement arises over the amount he or she would have received based on the restated results. In connection with the restatement announced by the Company in April 2025, the Compensation and Human Capital Committee analyzed whether a recoupment of incentive compensation was required under the policy. The Committee determined that no recoupment was required because (i) no annual incentive compensation was paid to executive officers in respect of fiscal 2024 and 2025 and (ii) achievement of the fiscal 2024 and 2025 performance-based restricted stock units has not yet been determined, no shares have been delivered with respect to such performance-based restricted stock units, and the units will ultimately vest (or not vest) based on the financial results as restated.
Compensation Risk Assessment
We reviewed our executive compensation plans and processes and believe that the performance goals and incentive plan structures established under the Company’s executive, annual and long-term incentive programs do not contribute to excessive risk taking by our senior executives or employees. The approved goals under our incentive programs are consistent with our financial operating plans and strategies, and these programs are discussed and reviewed by the Compensation and Human Capital Committee. The Company’s compensation systems are balanced, rewarding both short-term and long-term performance, and its performance goals are team oriented rather than individually focused, and include measurable factors and objective criteria. The Compensation and Human Capital Committee is actively engaged in setting compensation systems, monitoring those systems during the year and using discretion in making rewards, as necessary.
As a result of the procedures and practices described above, the Committee believes that the Company’s compensation policies and practices for its employees do not encourage risk taking that is reasonably likely to have a material adverse effect on the Company.
Environmental, Social and Governance Responsibility
Throughout its history, the Company’s environmental, social, and governance (“ESG”) activities have been grounded in its commitment to behave ethically, to manage responsibly, and to improve the quality of life of those within its influence. In fiscal year 2022, the Company adopted a Corporate Responsibility strategy and established ESG goals for its fiscal years 2023 through 2026. These ESG goals have been incorporated into the Company’s “Make Time” Corporate Responsibility strategic plan. The Nominating, Governance and Corporate Responsibility Committee provides strategic vision and oversight; an executive steering committee comprised of the Company’s Chief Executive Officer, Chief Financial Officer, Chief Human Resources Officer, and General Counsel approves plan strategy; the Company’s Director of Corporate Responsibility leads overall plan development, management, tracking and reporting; and plan execution is spread among functional leaders and teams throughout the global enterprise.
The Company periodically issues Corporate Responsibility Reports, which include information about its corporate responsibility strategy, plan and goals, as well as information about the Company’s ESG efforts during the relevant reporting period. To read the Company’s most recent Corporate Responsibility Report, please visit www.movadogroup.com/corporate-responsibility. Such materials are not to be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act.
Communications with the Board of Directors
Shareholders and other interested parties desiring to communicate directly with the full Board of Directors, the Audit Committee, the non-employee directors as a group or with any individual director or directors may do so by sending such communication in
Movado Group, Inc.   15   2025 Proxy Statement

writing addressed to the attention of the intended recipient(s), c/o Secretary and General Counsel, Movado Group, Inc., 650 From Road, Ste. 375, Paramus, NJ 07652-3556. Interested parties may communicate anonymously and/or confidentially if they desire. All communications received that relate to accounting, internal accounting controls or auditing matters will be referred to the Chair of the Audit Committee unless the communication is otherwise addressed. All other communications received will be forwarded to the appropriate director or directors.
Director Attendance at Annual Meeting
The Company encourages all of the directors to attend the annual meeting of shareholders. To the extent reasonably practicable, the Company regularly schedules a meeting of the Board of Directors on the same day as the annual meeting. All of the members of the Board of Directors attended the 2024 Annual Meeting of Shareholders.
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Executive Officers
The names of the executive officers of the Company (and their respective ages as of the date of this proxy statement) are set forth below, together with the positions held by each during the past five years.

Name	Age	Position
Efraim Grinberg	67	Chair and Chief Executive Officer
Sallie A. DeMarsilis	60	Executive Vice President, Chief Financial Officer
Michelle Kennedy	58	Senior Vice President, Chief Human Resources Officer
Behzad Soltani	53	Executive Vice President, Chief Operating Officer
Mitchell C. Sussis	60	Senior Vice President, General Counsel and Secretary

Efraim Grinberg
Chair and Chief Executive Officer | Age: 67
Mr. E. Grinberg joined the Company in June 1980 and served as the Company’s Vice President of Marketing from February 1985 until July 1986, at which time he was elected to the position of Senior Vice President of Marketing. From June 1990 to October 1995, Mr. E. Grinberg served as the Company’s President and Chief Operating Officer and, from October 1995 until May 2001, served as the Company’s President. In May 2001, Mr. E. Grinberg was elected to the position of President and Chief Executive Officer and, in addition, effective January 31, 2009, he was elected Chair of the Board of Directors. In March 2010 Mr. E. Grinberg resigned as President. He continues to serve as the Company’s Chair of the Board of Directors and Chief Executive Officer.

Mr. E. Grinberg also serves on the Boards of Directors of Lincoln Center for the Performing Arts, Inc., Partnership for New York City, and the Breast Cancer Research Foundation.

Sallie A. DeMarsilis
Executive Vice President, Chief Financial Officer | Age: 60
Ms. DeMarsilis joined the Company in January 2008 as a Senior Vice President of Finance and was appointed Chief Financial Officer effective March 31, 2008. Ms. DeMarsilis was promoted to Executive Vice President in June 2020, and had primary responsibility for operations from June 2020 through September 2024. From November 1994 through December 2007, she held several senior financial positions with The Warnaco Group, Inc. and Ann Inc. (formerly known as Ann Taylor Stores Corporation), including Controller and Senior Vice President of Finance. Both The Warnaco Group, Inc. and Ann Inc. were publicly traded companies during Ms. DeMarsilis’ tenure.

Ms. DeMarsilis is a Certified Public Accountant and worked in public accounting with Deloitte for eight years before joining Ann Inc.

Michelle Kennedy
Senior Vice President, Chief Human Resources Officer | Age: 58
Ms. Kennedy joined the Company in May 2023 as Senior Vice President, Chief Human Resources Officer. Prior to joining the Company, she worked for 12 years at Williams-Sonoma, most recently serving as Senior Vice President of Human Resources.

Prior thereto, Ms. Kennedy spent six years at Ralph Lauren, where she rose to Vice President of Human Resources, followed by six years as Vice President of Human Resources at Christian Dior.

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Behzad Soltani
Executive Vice President, Chief Operating Officer | Age: 53
Mr. Soltani joined the Company in March 2018 as Chief Digital Officer and was promoted to Executive Vice President, Commercial President and Chief Technology Officer in June 2020. In September 2024, Mr. Soltani’s became Executive Vice President, Chief Operating Officer when he assumed primary responsibility for operations while relinquishing most sales responsibilities. Prior to joining the Company, Mr. Soltani served as Vice President and General Manager of B2B at Boxed, where he was responsible for setting strategic vision and operational execution of critical business functions. Prior thereto, he served as Vice President and General Manager at Keurig, where he was responsible for the Company’s ecommerce business.

Prior to Keurig, Mr. Soltani held senior roles at leading companies including Staples and FedEx Office.

Mitchell C. Sussis
Senior Vice President, General Counsel and Secretary | Age: 60
Mr. Sussis joined the Company in November 2015 as Senior Vice President, General Counsel and Secretary. Immediately prior to joining the Company, Mr. Sussis served as Vice President and Deputy General Counsel of Time Inc., an international media company, since January 2014. Prior thereto, he served as Senior Vice President and Deputy General Counsel of Level 3 Communications, Inc., a global telecommunications services provider, since October 2011, and as Senior Vice President, Deputy General Counsel and Secretary of Global Crossing Limited from 1999 until its acquisition by Level 3 Communications in 2011.

Earlier in his career, Mr. Sussis held senior legal positions at The Dun & Bradstreet Corporation and Automatic Data Processing, Inc., after having started in legal practice in 1989 at the international law firm of Simpson Thacher & Bartlett LLP.

Movado Group, Inc.   18   2025 Proxy Statement

Executive Compensation
The following message from the Chair of the Compensation and Human Capital Committee highlights key aspects of our executive compensation program. A detailed discussion follows in the Compensation Discussion and Analysis (CD&A).
A Letter from the Chair of the Compensation and Human Capital Committee
Dear Fellow Shareholders,
The Compensation and Human Capital Committee (the “Committee”) is pleased to provide an overview of Movado Group’s executive compensation program for fiscal 2025.
It is the goal of the Committee to evaluate and assess our compensation programs’ structure and metrics to ensure that they align with and reinforce the Company’s strategies, and fairly and appropriately incent and reward our management for their performance against set objectives. The Committee will, from time to time, engage the services of third parties, as well as discuss its activities and plans with shareholders. Last year, the Committee once again discussed executive compensation with its compensation consultant, Meridian Compensation Partners, LLC, and also sought input from several of the Company’s largest shareholders on corporate governance and compensation matters.
Operational and Financial Performance for Fiscal 2025
The Company’s revenue and profit performance in fiscal 2025 reflected a challenging operating environment and did not meet threshold levels for annual incentive compensation. Net sales decreased 1.7% to $653.4 million and adjusted operating income declined by 46.4% to $27.1 million. This performance reflects in part significant planned marketing investments made to support future growth. Also, as the year progressed, management implemented important cost-savings initiatives that should bolster profitability going forward. The Company continues to maintain a very strong balance sheet – including $208.5 million of cash and no debt at year-end – which positions the Company well to continue to return value to shareholders through regular quarterly cash dividends and the Company’s share repurchase program.
Linking Pay and Performance
It has been the Committee’s longstanding practice to include both short-term and long-term performance components in our incentive-based compensation program for senior executives. We continued this practice in fiscal 2025 through:
•
the Annual Incentive Compensation Plan (“AICP”), which was based 37.5% on revenue performance; 37.5% on adjusted operating income performance; and 25% on strategic objectives related to Movado brand sales, European regional sales, penetration of watches with automatic movements, inventory utilization, and jewelry penetration; and

•	the Long-Term Incentive Plan, which was comprised of restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”).
Fiscal 2025 Annual Incentive Compensation Plan Payouts
The threshold levels of financial performance under the fiscal 2025 AICP were $675 million under the net sales component (calculated at budgeted foreign currency exchange rates) and $30 million under the adjusted operating income component. Neither of these levels was achieved. At management’s recommendation, and in light of the material weakness in internal control over financial reporting announced in April 2025 that led to a restatement of prior-period financial results, the Committee agreed that no payments would be made under the fiscal 2025 AICP.
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Fiscal 2025 Long-Term Incentive Plan Design
The fiscal 2025 long-term incentive plan was comprised of a combination of RSUs and PSUs. Payouts under the PSUs will be determined at the conclusion of fiscal 2026 based on performance against the net sales and operating income percentage targets established at the beginning of fiscal 2025.
Looking Ahead - Fiscal 2026 Long-Term Incentive Plan
As a result of tariff announcements by the Trump Administration in March and April 2025, as well as other macroeconomic factors, there was significant economic uncertainty in April 2025 when the Committee awarded annual equity grants. These factors, together with the threat of an international trade war and its potential impact on economies worldwide, as well as declining consumer sentiment, made it impossible to accurately forecast the Company’s fiscal 2026 financial results at the time of the fiscal 2026 equity grants. As a result, the Committee determined that it was impracticable to establish meaningful financial performance metrics for PSU awards and that all equity awards for fiscal 2026 would be made in the form of RSUs, which align executive rewards with shareholder experience. Since the Committee decided to use only RSUs, it was decided that the CEO’s fiscal 2026 equity award would be valued at $1.95 million, representing a decrease from the $3.5 million target grant value of his fiscal 2025 award.
While the Committee believes these changes to the long-term incentive plan for fiscal 2026 are appropriate, the Committee continues to support the use of PSUs with financial performance metrics and intends to return to its practice of awarding PSUs as soon as economic uncertainty does not make it impracticable to set reasonable performance goals.
As always, we welcome your feedback on our compensation programs and disclosure.
Sincerely,
Alan H. Howard
Chair, Compensation and Human Capital Committee
Movado Group, Inc.   20   2025 Proxy Statement

Compensation Discussion and Analysis
Fiscal 2025 Highlights
This section summarizes the Company’s compensation philosophy and demonstrates how that philosophy impacted its executive compensation programs and decisions in fiscal 2025. This section also provides an overview of the Company’s operational and financial performance in fiscal 2025.
Compensation Philosophy
While the Company considers a number of factors in its compensation decisions, it is guided by the following core philosophies and principles:

PAY FOR PERFORMANCE
A significant portion of executives’ compensation is at-risk, contingent on achievement of performance aligned with the Company’s strategies and goals.
DRIVE SUSTAINABLE GROWTH
We invest in and reward talent with the greatest potential to drive sustainable, long-term profitable growth while upholding our Company’s values.
RECOGNIZE INDIVIDUALS AND TEAMS
Throughout the Company, employees have individual goals that are taken into account in compensation decisions. At the same time, Company-wide and team goals are used to foster the collaboration that is critical to our success.

ALIGNMENT WITH SHAREHOLDERS
Our compensation programs are designed to align executives’ interests with those of our shareholders. A large portion of pay for the named executive officers is comprised of equity-based awards with multi-year vesting, the value of which fluctuates with the Company’s stock price.
APPROPRIATE USE OF JUDGMENT
While financial performance is a critical factor in our performance-based incentive programs, we believe the appropriate use of judgment is important to avoid the mechanical use of formulas when the financial results alone do not reflect the positive or negative impact of an extraordinary operating environment or extenuating circumstances.

The below checklist demonstrates the alignment of the Company’s practices with its pay philosophies.

What we do	What we don’t do

✔
Endeavor to pay fair and equitable compensation
to employees throughout the Company
✔
Base a significant portion of executive pay on
business performance; pay is not guaranteed
✔
Align pay outcomes with individual and Company
performance
✔
Align executive compensation with the interests of
our shareholders
✔
Balance short-term and long-term incentives
✔
Prohibit short sales; trading in puts, calls and other derivatives of Company stock; and buying Company stock on margin
✔
Maintain an excess incentive compensation
“clawback” policy applicable to executive officers
✔
Conduct an annual say-on-pay vote

✕
No dividends or dividend equivalents paid on
unvested stock-based awards
✕
No repricing of underwater stock options
✕
No tax gross-ups for executive perquisites
✕
No tax gross-ups related to change in control
✕
No excessive reliance on formulaic models that can result in inappropriately high or low incentive compensation when viewed in the context of the actual operating environment
✕
No stock awards with single-trigger change in control vesting

Shareholder Engagement
The Compensation and Human Capital Committee (as used in this Compensation Discussion and Analysis, the “Committee”) actively solicits and considers feedback from shareholders regarding the Company’s executive compensation programs. In the spring of 2024, we reached out to several of our largest shareholders to seek input on corporate governance and compensation matters. These shareholders generally expressed support for the Company’s compensation programs.
Movado Group, Inc.   21   2025 Proxy Statement

At the 2024 annual meeting, approximately 97% of the votes represented and 99% of the votes cast voted in favor of our shareholders’ advisory vote on executive compensation. In addition, more than 98% of the votes cast at our 2023 annual meeting expressed a preference for annual advisory votes on executive compensation. In accordance with the shareholders’ stated preference, the Board of Directors decided that such future advisory votes would be submitted to shareholders every year. Shareholders are invited to express their views to the Board of Directors regarding executive compensation generally as well as on other matters as described in this proxy statement under the heading “Communications with the Board of Directors.”
Compensation Mix
The Company’s pay mix for executives in fiscal 2025 reflected our compensation philosophy that a significant portion of executive pay should be at risk and that incentives should be appropriately balanced between short-term and long-term. The graph below illustrates the compensation mix for our CEO’s fiscal 2025 target pay package.

2025 Pay-for-Performance Alignment
The Company’s executive compensation programs are designed to incentivize performance that creates shareholder value. Our long-term incentives are comprised of equity-based awards that align our executives’ interests with those of shareholders during the three-year vesting period and beyond. At the same time, our annual incentive compensation plan is designed to reward performance that we believe will lead to sustainable, long-term profitable growth and enhance shareholder value.
Movado Group, Inc.   22   2025 Proxy Statement

Although the specific performance criteria under the AICP vary from year to year, adjusted operating income1 has been the primary factor in the payout determination in recent years. The chart below illustrates the relationships among actual and targeted adjusted operating income (as restated) and the CEO’s actual and target bonus over the last four fiscal years.

Role of the Compensation and Human Capital Committee
The Compensation and Human Capital Committee is responsible for reviewing and approving annually corporate goals with respect to the compensation of the Company’s Chief Executive Officer (“CEO”), evaluating the performance of the CEO against those goals, and determining the CEO’s compensation based on that evaluation. In addition, the Committee also reviews and approves the structure and levels of compensation for the Company’s other executive officers; reviews and approves significant compensation programs generally, including performance goals under annual and long-term incentive plans; and reviews and administers the Company’s 1996 Stock Incentive Plan, as amended and restated (the “Stock Plan”). Throughout this proxy statement, the individuals who served as the Company’s CEO or Chief Financial Officer (“CFO”) during fiscal 2025, as well as the other individuals included in the SUMMARY COMPENSATION TABLE below, are referred to as the “named executive officers” or “NEOs.”
Compensation Objectives
The fundamental purpose served by every compensation recommendation made by the Company and approved by the Committee is to appropriately reward, motivate, retain and attract a group of highly qualified individuals who contribute to the Company’s continued success, with the ultimate objective of enhancing shareholder value. The three most significant elements of compensation used by the Company in developing specific compensation packages offered to its executives and management level employees generally are: (1) base salary, (2) annual incentive cash bonuses, and (3) long-term equity compensation. Of these, annual incentive cash bonuses and equity compensation vary with performance, are closely linked to the creation of long-term shareholder value and, as such, most closely align executives’ interests with those of the Company’s shareholders. The Company and the Committee believe that the most effective executive compensation programs are those designed to reward the achievement of specific strategic and financial goals set by the Company and those that are closely linked to the creation of long-term shareholder value; therefore, a significant portion of the total compensation that may be earned by the NEOs is determined by these performance-based elements.
[1]
Adjusted operating income is a non-GAAP financial measure calculated by adjusting GAAP operating income to eliminate the effect of certain items that the Company believes are not characteristic of its usual operations. For fiscal 2025, these items were the establishment of a provision associated with a cost-savings initiative and professional fees related to the investigation that led to the restatement of financial results. For prior fiscal years, these items were the amortization of acquisition accounting adjustments related to the Olivia Burton and MVMT acquisitions, corporate initiatives and the impairment of goodwill and certain intangible assets. For additional information, please see the “GAAP and Non-GAAP measures” table attached to the Company’s fiscal 2025 earnings release issued on April 16, 2025.

Movado Group, Inc.   23   2025 Proxy Statement

Setting Executive Compensation
With the foregoing objectives in mind, the Company determines overall compensation levels for the executive officers based on particular facts and circumstances, including, for example, the experience level and performance of the individual executive, the scope of the executive’s role and market factors.
The Committee periodically consults with, or engages the services of, independent executive compensation and benefits firms to advise on the structure of the Company’s compensation programs and to assist it in assessing the competitiveness of the Company’s executive and non-employee director compensation levels. Last year, the Committee once again discussed executive compensation with its compensation consultant, Meridian Compensation Partners, LLC.
The Committee does not rely solely on available compensation data from any single group of companies because the Committee believes that the Company competes for top executive talent with many larger companies in addition to companies that may be considered to be the Company’s peers.
Consistent with the Company’s compensation philosophy, a significant percentage of total compensation, particularly in the case of the NEOs, is allocated to performance-based incentive compensation. The Committee reviews information made available to it periodically from outside compensation consultants and annually from the Company’s Chief Human Resources Officer to determine the appropriate level and mix of incentive compensation as among cash and non-cash or short-term and long-term incentive compensation. In setting the compensation for the CEO and the other NEOs for fiscal 2025, the Committee considered the financial performance of the Company in fiscal 2024, the Company’s projected financial performance in fiscal 2025, the Company’s historical base pay, bonus and equity grant data from previous years, and information relating to compensation survey data.
The Committee makes all compensation decisions affecting the compensation awarded to the CEO. With respect to the compensation of the other NEOs, the Committee considers the recommendations of the CEO and the Chief Human Resources Officer, including recommendations regarding salary adjustments and annual target award amounts. Subject to any applicable plan limitations, the Committee may modify any recommended adjustments or awards to executives. The Committee also reviews total compensation earned by and awarded to the NEOs for prior years.
Fiscal 2025 Executive Compensation Components
For the fiscal year ended January 31, 2025, the principal components of compensation for the named executive officers were:
•	base salary;
•	performance-based annual incentive compensation;
•	equity incentive compensation;
•	retirement and other post-employment benefits; and
•	perquisites.
Base Salary
The Company provides NEOs and other employees with base salary to compensate them for services rendered during the fiscal year. Base salaries for NEOs are determined by the Committee for each individual in light of the Committee’s assessment of the responsibilities relative to the position under consideration, as well as each individual’s background, training and experience, and by reference to the competitive marketplace for comparable talent. Increases in base salary levels, if warranted, are reviewed with reference to the individual’s performance, the performance of the Company as a whole and the prevailing rate of increase in base salary levels generally in the competitive marketplace with respect to similar executive positions. During its review of base salaries for executives, the Committee primarily considers:
•	market data with respect to average merit and cost of living increases for similar positions;
•	internal review of the executive’s compensation, both individually and relative to other executive officers; and
•	individual performance of the executive.
Movado Group, Inc.   24   2025 Proxy Statement

For fiscal 2025, the salaries of the NEOs were increased by 3.5%-4% to $1,300,000 for the CEO, $672,750 for Ms. DeMarsilis, $621,000 for Mr. Soltani, $465,750 for Mr. Sussis and $465,750 for Ms. Kennedy.
Performance-Based Annual Incentive Compensation – Structure
The Company’s annual performance-based incentive compensation program is governed by the Annual Incentive Compensation Plan, in which all bonus-eligible employees (including the NEOs) participate. This plan is designed to tie a significant portion of participants’ annual cash compensation to the Company’s annual financial performance and performance against strategic initiatives.
For fiscal 2025, the Committee set the target annual incentive payments for the CEO at 150% of his base salary; for Ms. DeMarsilis at 75% of her base salary; for Mr. Soltani at 75% of his base salary; for Mr. Sussis at 50% of his base salary; and for Ms. Kennedy at 50% of her base salary. These percentages were unchanged from fiscal 2024. The Committee determines the target bonus for each NEO by exercising its judgment of what an appropriate percentage is, informed by a consideration of such person’s total compensation compared to target bonus levels and total compensation payable to other executive officers in other positions within the Company and relative to similar executive positions in the competitive marketplace.
In determining the annual cash incentive to be paid to each NEO, the Committee assesses the extent of achievement of the financial performance target(s) and strategic goals and each NEO’s individual performance. For the fiscal 2025 AICP, the Committee established a bonus program based 37.5% on revenue performance, 37.5% on adjusted operating income performance, and 25% on strategic objectives. The revenue target was net sales (based on budgeted foreign exchange rates) of $710 million, with a minimum 25% payout at the threshold level of $675 million and a maximum 150% payout at or above $750 million. The adjusted operating income target was $35 million, with a minimum 50% payout at the threshold level of $30 million and a maximum 130% payout at or above $47 million. The strategic objectives related to Movado brand sales, European regional sales, penetration of watches with automatic movements, inventory utilization, and jewelry penetration.
In addition to corporate performance, the Committee also considers individual performance in determining the amount of each NEO’s bonus payment under the Annual Incentive Compensation Plan. There is no specific relative weight given by the Committee to the corporate performance of the Company as compared to the individual performance of any NEO. The Committee determines the amount of each NEO’s annual incentive payment regardless of the extent to which any of the performance criteria (individual or corporate) are met. However, the Committee does, in practice, take into account these criteria, including individual performance. In considering individual performance, the Committee is briefed by, and relies on a general summary assessment and recommendation provided by, the Company’s CEO and/or Chief Human Resources Officer relative to the performance of the NEOs (other than the CEO). That summary assessment and recommendation addresses the individual performance goals of the NEO as well as his or her overall performance. When it considers the individual performance of the CEO in determining the annual incentive payment to be made to him, the Committee considers the CEO’s individual performance goals, the performance of the business viewed holistically and the economic context relevant to the performance.
Performance-Based Annual Incentive Compensation – Fiscal 2025 Payouts
In determining the AICP payouts for fiscal 2025, the Committee noted that revenue and adjusted operating income performance fell short of the threshold performance levels established for the plan. At management’s recommendation, and in light of the material weakness in internal control over financial reporting announced in April 2025 that led to a restatement of prior-period financial results, the Committee agreed that no payments would be made under the fiscal 2025 AICP.
Equity Incentive Compensation
Stock ownership is a key element of the Company’s compensation program for the NEOs and senior management generally, as well as mid-level managers throughout the Company. Under the Stock Plan, the Committee may grant participants shares of the Company’s Common Stock, restricted stock, share units, stock options, stock appreciation rights, performance units and/or performance bonuses. In granting these awards, the Committee may establish any conditions or restrictions it deems appropriate.
All grants made by the Committee under the Stock Plan since its inception have been in the form of stock options, time-vesting restricted stock unit awards (pursuant to which unrestricted shares of Common Stock are issued to the grantee when the award vests) or performance-based stock unit awards (under which vesting occurs only if one or more predetermined financial goals are achieved within the relevant performance period). The Committee believes that all of these equity awards align the interests of executives with the creation of long-term value for our shareholders and that each of these equity awards has particular attributes that align compensation outcomes with Company performance. The Committee views these equity awards as useful retention tools
Movado Group, Inc.   25   2025 Proxy Statement

to the extent that vesting only occurs after a period of several years and also as an effective means of encouraging award recipients to focus on enhancing shareholder value over the long term by directly aligning the recipient’s financial interests with the interests of the Company’s shareholders. However, although the Stock Plan allows for the grant of so-called “reload options,” the Committee has not granted reload options since 2001 and does not intend to grant reload options in the future. The Committee typically makes annual grants under the Stock Plan effective shortly after the release of the Company’s fourth quarter and year-end earnings results. To the extent that the Committee determines to grant stock options, stock appreciation rights or similar awards with option-like features, the Committee does not do so at a time when it is aware of material nonpublic information about the Company, and the Committee does not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.
For fiscal 2025, the Committee continued its practice established in fiscal 2024 of granting both time-based restricted stock unit awards (“RSUs”) and performance-based restricted stock unit awards (“PSUs”). Both the RSUs and the PSUs cliff-vest three years from the grant date, with the actual number of shares earned under the PSUs being determined based on performance against established targets for net sales and net cash provided by operating activities in fiscal 2026. The CEO’s total equity grant was valued at approximately 179% of his target bonus, and each other NEO’s total equity grant was valued at 100% of his or her target bonus. Approximately 71% of the value of the CEO’s equity grant was made in the form of PSUs and approximately 29% was made in the form of RSUs. Approximately half the value of each other NEO’s equity grant was made in the form of PSUs and approximately half was made in the form of RSUs. All equity grants awarded to the NEOs during fiscal 2025 are reported below in the SUMMARY COMPENSATION TABLE FOR FISCAL 2025 and in the GRANTS OF PLAN-BASED AWARDS table.
Retirement and Other Post-Employment Benefits
401(k) Plan
All employees in the United States, including the NEOs, are eligible to participate in the Company’s Employee Savings and Investment Plan (“401(k) Plan”), a tax-qualified defined contribution retirement savings plan that includes a Company matching contribution feature.
Deferred Compensation Plan
The NEOs and certain other executives selected by the Committee are eligible to participate in the Company’s Amended and Restated Deferred Compensation Plan for Executives (“DCP”). The DCP is designed to offer retirement benefits to the NEOs, senior management and key employees, consistent with overall market practices, to attract and retain the talent needed in the Company. Under the DCP, participants may defer amounts from their base salary and cash bonus (if any) annually, and the Company will credit to the account of each participant a matching contribution in an amount equal to one hundred percent of the compensation deferral, up to a maximum match equal to either 10% (for “Group I” participants) or 5% (for “Group II” participants) of the participant’s base salary. During fiscal 2025, Messrs. E. Grinberg and Soltani and Ms. DeMarsilis were Group I participants and Mr. Sussis and Ms. Kennedy were Group II participants. Twenty percent of the Company’s matching contribution is in the form of rights to receive Common Stock. All matching contributions vest ratably in annual installments over five years.
The DCP also permits the Company to make discretionary contributions to any participant’s DCP account. Consistent with recent years, the Committee exercised its discretion to supplement Mr. E. Grinberg’s matching contributions for fiscal 2025. Specifically, in March 2024, the Committee approved supplementary discretionary contributions such that the total Company contributions to the CEO’s DCP account amounted to $250,000 for fiscal 2025. Such supplemental contributions were made ratably over the balance of fiscal 2025. Eighty percent of such contributions were made in cash and the balance in rights to receive Common Stock, in each case vesting ratably in annual installments over five years.
Participants may direct the investment of amounts in their DCP accounts (other than rights to receive Common Stock) among third-party investment funds that are made available to them under the plan. Those funds largely track the funds offered under the 401(k) Plan. Further information regarding the participation by the NEOs in the DCP is discussed in further detail under the heading “NONQUALIFIED DEFERRED COMPENSATION” below.
Severance and Change of Control Agreements
The Company does not have severance agreements with any of the NEOs. See POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL, below, for a description of certain compensation plan benefits that apply in the event of a change in control of the Company or the death or disability of an NEO.
Movado Group, Inc.   26   2025 Proxy Statement

Perquisites and Other Personal Benefits
As part of providing a competitive executive compensation program, the Company provides to the CEO and the other NEOs certain perquisites, described below, that the Company and the Committee believe are reasonable and consistent with its overall compensation program. The Committee reviews annually the levels of perquisites provided to the NEOs.
The Company provides NEOs with a taxable car allowance and, in the case of the CEO, automobile insurance reimbursement.
The Company pays the CFO a taxable housing allowance for the rental of an apartment located near the Company’s New Jersey headquarters.
The Company has purchased life insurance policies insuring the CEO and pays the premiums for that insurance. Under the Company’s arrangement with the CEO, the named insured is entitled to the cash surrender value in respect of these life insurance policies and the respective beneficiaries are entitled to the applicable death benefits without, in either event, reimbursement to the Company.
Attributed costs of the perquisites described above for the NEOs for fiscal 2025 are included in the “All Other Compensation” column of the SUMMARY COMPENSATION TABLE below.
Tax and Accounting Implications
Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the annual amount of compensation that publicly held companies may deduct for federal income tax purposes for certain “covered employees,” including our NEOs. The Committee reviews compensation plans in light of applicable tax provisions, including Section 162(m), and may revise compensation plans from time to time. However, the Committee approves compensation that does not qualify for deductibility when deemed to be in the Company’s best interests.
Accounting for Stock-Based Compensation
The Company accounts for stock-based payments in accordance with the requirements of FASB ASC Topic 718. The Committee considers the expense implications of equity compensation awards in determining aggregate annual award levels.
Movado Group, Inc.   27   2025 Proxy Statement

Compensation and Human Capital Committee Report
The Compensation and Human Capital Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the year ended January 31, 2025.
THE COMPENSATION AND HUMAN CAPITAL COMMITTEE
Alan H. Howard, Committee Chair, Lead Director
Ann Kirschner
Stephen Sadove
Movado Group, Inc.   28   2025 Proxy Statement

Summary Compensation Table For Fiscal 2025
The following Summary Compensation Table sets forth information about the compensation paid in respect of fiscal 2025 by the Company to the CEO, the CFO and the three most highly compensated executive officers of the Company other than the CEO and the CFO who were serving as executive officers at January 31, 2025. The foregoing individuals are referred to in this proxy statement as the “named executive officers.”

(a)	(b)	(C)	(d)	(e)	(f)	(g)	(i)	(j)
Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)	Total ($)
Efraim Grinberg, Chair and Chief Executive Officer	2025	1,339,433	—	3,500,030	—	—	341,247(4)	5,180,710
	2024	1,251,001	—	3,500,004	—	—	340,425	5,091,430
	2023	1,250,001	1,593,750	937,496	937,503	—	344,126	5,062,875
Sallie A. DeMarsilis, EVP, Chief Financial Officer	2025	693,812	—	504,596	—	—	104,998(5)	1,303,406
	2024	650,000	—	487,514	—	—	102,200	1,239,714
	2023	643,770	414,375	243,760	243,743	—	99,463	1,645,111
Behzad Soltani, EVP, Chief Operating Officer	2025	640,441	—	465,759	—	—	49,126(6)	1,155,326
	2024	600,000	—	449,978	—	—	72,000	1,121,978
	2023	582,346	382,500	225,007	224,994	—	67,908	1,482,754
Mitchell C. Sussis, SVP, General Counsel and Secretary	2025	480,330	—	232,908	—	—	35,299(7)	748,537
	2024	443,654	—	224,989	—	—	33,667	702,310
	2023	416,262	151,200	83,992	84,002	—	30,723	766,180
Michelle Kennedy, Chief Human Resources Officer(9)	2025	480,330	—	232,908	—	—	28,445(8)	741,683
	2024	398,077	275,000	399,996	—	—	23,574	1,096,647

(1)
Salary amounts include amounts deferred at the election of the executive under the Company’s DCP and under the 401(k) Plan. Amounts deferred under the DCP are also shown in the NONQUALIFIED DEFERRED COMPENSATION TABLE.

(2)
Amounts shown under the “Stock Awards” column and the “Option Awards” column do not reflect compensation actually received by the NEOs. Instead, the dollar value of these awards represents the fair value of the awards on the date of grant calculated in accordance with FASB ASC Topic 718. Assumptions used in calculating these amounts are described in Note 17 to the Company’s audited financial statements for the fiscal year ended January 31, 2025, included in our Annual Report on Form  10-K filed with the SEC on April 16, 2025. The stock and option awards cliff-vest on the third anniversary of the grant date subject to continued employment of the grantee, except that $175,007 of Ms. Kennedy’s fiscal 2024 stock award was a sign-on grant that vests ratably over three years. The fiscal 2024 and 2025 PSUs are subject to performance conditions as described in the STOCK BASED AWARDS table.

(3)
Represents the annual incentive payments under the Annual Incentive Compensation Plan. However, since the performance goals for fiscal 2023 were not achieved, the payments made under the Annual Incentive Compensation Plan for that year are considered discretionary cash bonus payments and are set forth in the “Bonus” column above.

(4)
Includes a taxable car allowance and automobile insurance reimbursement of $22,177. Includes $63,670 for premiums paid in respect of certain life insurance policies purchased for Mr. E. Grinberg by the Company. Under his arrangement with the Company, Mr. E. Grinberg is entitled to the cash surrender value in respect of certain of these life insurance policies and his beneficiaries are entitled to the applicable benefit without, in either event, reimbursement to the Company of any premiums paid by the Company under such policies. Includes a $5,400 matching contribution made by the Company for the account of Mr. E. Grinberg under the Company’s 401(k) Plan. Includes discretionary and matching contributions of $250,000 to his account under the DCP, of which $200,000 was in cash and $50,000 was in the form of phantom stock units (valued based on the closing prices of the Company’s Common Stock on the grant dates). These contributions under the DCP are also shown in the NONQUALIFIED DEFERRED COMPENSATION TABLE below.

(5)
Includes a taxable car allowance of $6,854 and a taxable housing allowance of $26,169. Includes a $5,400 matching contribution made by the Company for the account of Ms. DeMarsilis under the Company’s 401(k) Plan. Includes matching contributions to her account under the DCP totaling $66,575, of which 80% was in cash and 20% was in phantom stock units valued at the closing prices of the Company’s Common Stock on the grant dates. These contributions under the DCP are also shown in the NONQUALIFIED DEFERRED COMPENSATION TABLE below.

Movado Group, Inc.   29   2025 Proxy Statement

(6)
Includes a taxable car allowance of $6,854. Includes a $5,400 matching contribution made by the Company for the account of Mr. Soltani under the Company’s 401(k) Plan. Includes matching contributions to his account under the DCP totaling $36,872, of which 80% was in cash and 20% was in phantom stock units valued at the closing prices of the Company’s Common Stock on the grant dates. These contributions under the DCP are also shown in the NONQUALIFIED DEFERRED COMPENSATION TABLE below.

(7)
Includes a taxable car allowance of $6,854. Includes a $5,400 matching contribution made by the Company for the account of Mr. Sussis under the Company’s 401(k) Plan. Includes matching contributions to his account under the DCP totaling $23,045, of which 80% was in cash and 20% was in phantom stock units valued at the closing prices of the Company’s Common Stock on the grant dates. These contributions under the DCP are also shown in the NONQUALIFIED DEFERRED COMPENSATION TABLE below.

(8)
Includes a $5,400 matching contribution made by the Company for the account of Ms. Kennedy under the Company’s 401(k) Plan. Includes matching contributions to her account under the DCP totaling $23,045, of which 80% was in cash and 20% was in phantom stock units valued at the closing prices of the Company’s Common Stock on the grant dates. These contributions under the DCP are also shown in the NONQUALIFIED DEFERRED COMPENSATION TABLE below.

(9)	Includes a sign-on cash bonus of $275,000 and a sign-on RSU grant valued at $175,007 received by Ms. Kennedy in connection with her commencement of employment with the Company in May 2023.
Grants of Plan-Based Awards in Fiscal 2025

Name	Grant Date	Date of Action by Committee	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(l)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Efraim Grinberg	03/19/2024	03/19/2024	584,438	1,950,000	2,925,000
	04/01/2024	03/19/2024				44,997	89,993	134,990	35,998	3,500,030
Sallie DeMarsilis	03/19/2024	03/19/2024	141,908	504,563	756,844
	04/01/2024	03/19/2024				4,541	9,082	13,623	9,082	504,596
Behzad Soltani	03/19/2024	03/19/2024	130,992	465,750	698,625
	04/01/2024	03/19/2024				4,192	8,383	12,575	8,383	465,759
Mitchell Sussis	03/19/2024	03/19/2024	65,496	232,875	349,313
	04/01/2024	03/19/2024				2,096	4,192	6,288	4,192	232,908
Michelle Kennedy	03/19/2024	03/19/2024	65,496	232,875	349,313
	04/01/2024	03/19/2024				2,096	4,192	6,288	4,192	232,908

(1)
Reflects annual cash incentive opportunities for the NEOs in fiscal 2025 under the Company’s Annual Incentive Compensation Plan. See “Fiscal 2025 Executive Compensation Components — Performance Based Annual Incentive Compensation - Structure,” above.

(2)
Reflects performance-based stock awards granted under the fiscal 2025 long-term incentive program as discussed above under “— Equity Incentive Compensation.” The awards cliff-vest on the third anniversary of the grant date to the extent earned.

(3)
Reflects time-vesting stock awards granted under the fiscal 2025 long-term incentive program as discussed above under “— Equity Incentive Compensation.” The awards cliff-vest on the third anniversary of the grant date.

(4)	The amounts in column (l) represent the grant date fair value of the stock awards computed in accordance with FASB ASC Topic 718. No stock options were granted to the NEOs in fiscal 2025.
Movado Group, Inc.   30   2025 Proxy Statement

Outstanding Equity Awards at Fiscal 2025 Year-End

	Option Awards				Stock Awards(2)
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Efraim Grinberg	200,000		16.87	12/01/2030	95,596	1,827,796	177,375	3,391,410
	91,820		27.62	03/29/2031
		63,302	38.04	03/28/2032
Sallie DeMarsilis	9,850		30.36	04/15/2025	24,010	459,071	17,602	336,550
	10,534		27.74	04/15/2026
	13,660		23.35	04/17/2027
	55,160		12.42	06/16/2030
	23,000		16.87	12/01/2030
	18,215		27.62	03/29/2031
		16,458	38.04	03/28/2032
Behzad Soltani	100,000		12.42	06/16/2030	22,162	423,737	16,247	310,643
	16,000		16.87	12/01/2030
	15,130		27.62	03/29/2031
		15,192	38.04	03/28/2032
Mitchell Sussis	3,171		27.74	04/15/2026	10,332	197,548	8,124	155,331
	7,980		23.35	04/17/2027
	10,000		16.87	12/01/2030
	7,875		27.62	03/29/2031
		5,672	38.04	03/28/2032
Michelle Kennedy					12,202	233,302	8,124	155,331

(1)	The options with an exercise price of $38.04/share were granted March 28, 2022, and vest March 28, 2025. All vesting dates are contingent on continued employment through such dates.
Movado Group, Inc.   31   2025 Proxy Statement

(2)
Represents unvested stock awards granted under the Company’s Stock Plan which is discussed above under “Fiscal 2025 Executive Compensation Components — Equity Incentive Compensation.” The following table lists the vesting dates (assuming continued employment on such dates) and the number of shares of Common Stock vesting on such dates, assuming target performance in the case of the performance-based RSUs.

Name	Vesting Date	Shares (#)
Efraim Grinberg	03/28/2025	24,645
	03/27/2026	122,335
	04/01/2027	125,991
Sallie DeMarsilis	03/28/2025	6,408
	03/27/2026	17,040
	04/01/2027	18,164
Behzad Soltani	03/28/2025	5,915
	03/27/2026	15,728
	04/01/2027	16,766
Mitchell Sussis	03/28/2025	2,208
	03/27/2026	7,864
	04/01/2027	8,384
Michelle Kennedy	03/27/2025	2,039
	03/27/2026	9,903
	04/01/2027	8,384

Option Exercises and Stock Vested During Fiscal 2025

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Efraim Grinberg	—	—	33,945	948,084
Sallie DeMarsilis	—	—	6,735	188,109
Behzad Soltani	—	—	5,595	156,268
Mitchell Sussis	—	—	2,910	81,276
Michelle Kenedy	—	—	2,039	56,358

(1)	Value represents the excess of the market price of the shares on the date of exercise, over the exercise price of the option.
(2)	Value represents the number of shares vesting multiplied by the market price of the shares on the vesting date.
Nonqualified Deferred Compensation
Under the Company’s DCP, participants may defer amounts from their base salary and cash bonus, if any, annually and the Company will credit to the account of each participant a matching contribution in an amount equal to the deferral, up to a maximum match of either 10% or 5% of the participant’s base salary (depending on whether the participant is included in Group I or Group II, as defined in the DCP). During fiscal 2025, Messrs. E. Grinberg and Soltani and Ms. DeMarsilis were in Group I; and Mr. Sussis
Movado Group, Inc.   32   2025 Proxy Statement

and Ms. Kennedy were in Group II. Deferral elections must be made no later than December 31 of the year before the year in which the salary or bonus will be deferred. Twenty percent of the Company’s matching contribution is made in the form of rights to the Company’s Common Stock, representing the number of shares (including fractional shares) of Common Stock that the matching contribution could purchase based upon the New York Stock Exchange’s closing price of the stock on the date when the matching contribution is made. Matching contributions are made on the last business day of each calendar quarter. The Company also has the right to make discretionary contributions to any participant’s account in such amount and in such manner as it shall determine.
The following table shows the deferrals made by the NEOs and the contributions made by the Company under the DCP in fiscal 2025.
NONQUALIFIED DEFERRED COMPENSATION IN FISCAL 2025

(a)	(b)	(c)	(d)	(e)	(f)
	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(3) ($)
Efraim Grinberg	128,462	250,000	2,375,013	1,000,497	15,620,096
Sallie DeMarsilis	66,575	66,575	592,508	—	4,980,246
Behzad Soltani	36,872	36,872	82,965	45,285	767,033
Mitchell Sussis	23,045	23,045	62,474	—	511,073
Michelle Kennedy	23,045	23,045	6,470	29,337	64,470

(1)
The amounts reported in column (b) above are also reported as compensation to the NEO in columns (c), (d) and/or (g) of the SUMMARY COMPENSATION TABLE above. The amounts reported in column (c) above are also reported as compensation to the NEO in column (i) of the SUMMARY COMPENSATION TABLE above.

(2)	These amounts are not required to be reported as compensation in the Summary Compensation Table for fiscal 2025 because there were no above-market earnings on the deferred compensation.
(3)
The amounts reported in column (f), other than earnings on deferred compensation, have all been previously disclosed in Summary Compensation Tables in our prior proxy statements, except for Mr. Soltani’s pre-fiscal 2021 amounts since he was not yet an NEO at that time.

A participant’s compensation deferrals and any earnings on those deferrals are immediately vested. Company matching contributions and any discretionary contributions vest at the rate of 20% per year so long as the participant remains employed by the Company. A participant who attains the age of 65 or whose employment terminates due to death or disability automatically vests in all amounts in such participant’s account. A participant may also vest in all amounts credited to his or her account upon their “separation from service” as defined under Code Section 409A and the Treasury Regulations promulgated thereunder after attaining the age of 55, provided the participant has been employed by the Company or one of the Company’s affiliates for at least 10 years and further subject to the approval of the Compensation and Human Capital Committee, including any limitations or conditions such committee may, in its discretion, impose which are not inconsistent with the terms of the DCP (including, without limitation, a covenant not to compete with the Company or any Company affiliate). A participant whose employment terminates for any other reason forfeits unvested amounts. If there is a “change in control” (as defined in the DCP) of the Company, all amounts attributable to matching contributions and discretionary Company contributions become fully vested on the date of such change in control.
Participants may direct the investment of amounts in their accounts (other than rights to receive Common Stock) among third-party investment funds that largely track the funds offered under the 401(k) Plan.
Participants in the DCP elect as part of their initial deferral election to receive distributions in a lump sum or in 10 equal annual installments. Payments are made in Common Stock to the extent a participant’s vested account balance is denominated in Common Stock, except for any fractional shares which are paid in cash. All other payments are made in cash. Payments generally are made or begin only upon the expiration of six months following the participant’s separation of service from the Company except to the extent that the payments are payable during the short-term deferral period set forth in Treasury Regulation Section 1.409A-1(b)(4). In the event that an exception to the six-month delay provision applies, payments are made or begin within 90 days after a participant’s employment terminates.
Movado Group, Inc.   33   2025 Proxy Statement

Potential Payments on Termination or Change in Control
None of the NEOs have employment agreements or severance agreements. However, the DCP and awards granted under the Stock Plan prior to fiscal year 2025 provide for accelerated vesting of Company matching contributions and of equity compensation (stock options and stock awards), respectively, in the event of a change in control. Starting in fiscal 2024, awards granted under the Stock Plan provide for accelerated vesting in connection with a change in control only if the grantee’s employment is terminated without cause during the two years immediately following the change in control. The Stock Plan also provides for accelerated vesting of equity awards in the event of a participant’s death, disability or retirement.
Change in Control
In the event of a change in control of the Company, all unvested matching contributions under the DCP and all unvested equity awards granted prior to fiscal year 2024 then outstanding under the Stock Plan immediately vest. In addition, in the event a grantee’s employment is terminated without cause during the two years immediately following a change in control, all unvested equity awards granted in fiscal year 2024 or later and then outstanding under the Stock Plan immediately vest, with the Compensation and Human Capital Committee determining in its discretion the number of shares earned in respect of PSUs (but capped at the number of shares that would be earned at maximum performance).
Both the Stock Plan and the DCP have identical definitions for what is considered a “change in control,” including:
•	irrevocable termination and liquidation of the plan within 12 months of the dissolution of the Company taxed under Section 331 of the Internal Revenue Code or with the approval of a bankruptcy court;
•	sale of substantially all of the Company’s business or assets;
•
a change in the composition of the Board of Directors such that the individuals comprising the Board of Directors on the effective date of the Stock Plan (or DCP, as applicable) (or their successors who were approved by at least two-thirds of the directors then on the Board) cease for any 12 month period to constitute a majority of the Board, exclusive, in any event, of any individual initially elected or nominated as a director as a result of an actual or threatened election contest or actual or threatened proxy solicitation by any person other than the Board;

•
a merger, consolidation, reorganization or similar corporate transaction unless shareholders in the Company immediately before any such transaction control at least 50% of the total voting power in the resulting corporation immediately after any such transaction; and no person (meaning an individual, entity or group acting in concert) acquires at least 20% of the voting power in the resulting corporation; and a majority of the members of the Board of Directors after the transaction were Board members immediately before the transaction; and

•	the acquisition by any person (with certain exceptions) of 30% or more of the combined voting power of the Company’s outstanding voting securities.
Movado Group, Inc.   34   2025 Proxy Statement

The following table shows the value of accelerated vesting of stock options and stock awards under the Stock Plan and of Company contributions under the DCP that would have been provided to the NEOs in the event that a change in control of the Company had occurred immediately after the close of business on January 31, 2025.
Vesting Upon Change in Control				Additional Vesting Upon Change in Control With Termination of Employment
Name	Early Vesting of Deferred Compensation Plan ($)	Early Vesting of Stock Options ($)(1)	Early Vesting of FY23 Stock Awards ($)(2)	Early Vesting of FY24 AND FY 25 Stock Awards ($)(2)(3)
Efraim Grinberg(4)	—	—	—	—
Sallie DeMarsilis	141,205	—	122,521	673,100
Behzad Soltani	110,584	—	113,095	621,285
Mitchell Sussis	50,158	—	42,217	310,662
Michelle Kennedy	32,827	—	—	388,633

(1)
The value of early vesting of stock options was determined based on the extent (if any) by which $19.12/share, which was the closing price of the Company’s Common Stock as reported on the NYSE on January 31, 2025, exceeded the exercise price of the subject options.

(2)
The value of early vesting of stock awards was determined based on a value of $19.12/share, which was the closing price of the Company’s Common Stock as reported on the NYSE on January 31, 2025. PSU vesting is assumed at target payout level.

(3)
Equity awards granted in and after fiscal 2024 include double-trigger change in control vesting provisions and therefore do not vest upon a change in control unless the grantee is terminated without cause during the ensuing two years.

(4)
Since Mr. Grinberg qualifies for retirement vesting under the DCP and the Stock Plan (see immediately below), a change in control would not effectively accelerate the vesting of his awards under these plans since he is entitled to elect retirement treatment at any time. If Mr. Grinberg had elected retirement treatment effective January 31, 2025, the value on that date of the early vesting of his stock options and stock awards would have been $0 and $5,219,206, respectively.

Death or Disability; Retirement
If any of the NEOs dies or becomes permanently disabled, their unvested Company contributions under the DCP and their unvested stock options and stock awards under the Stock Plan would immediately vest; provided that disability vesting under the Stock Plan only applies after ten years of service with the Company. Retirement triggers immediate vesting (i) under the Stock Plan if the retiring employee is at least age 65 and (ii) under both the Stock Plan and the DCP if the retiring employee is at least age 55 and has been employed continuously by the Company for at least 10 years and the Compensation and Human Capital Committee approves the immediate vesting. As part of its approval, the Committee may impose any conditions as it deems to be appropriate which are not inconsistent with the express terms of the subject plan, including covenants dealing with non-competition, non-disparagement, non-solicitation and confidentiality. The values of such early vesting under both plans as of January 31, 2025, are shown in the table above (or, in the case of Mr. Grinberg, in footnote 4 thereto); provided that, since Messrs. Soltani and Sussis and Ms. Kennedy have less than ten years of service and are under age 65, they would not qualify for disability vesting under the Stock Plan and would not qualify for retirement vesting under either the Stock Plan or the DCP. All employer contributions to the DCP become fully vested upon attainment of 65 years of age even if the participant remains in active status.
Movado Group, Inc.   35   2025 Proxy Statement

Pay Ratio Disclosure
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the relationship of the annual total compensation of CEO Efraim Grinberg to that of our median employee.
To identify the median employee, we used the total calendar 2024 compensation as reflected in our tax records for all employees, excluding our CEO, who were employed by us on January 31, 2025. We included full-time, part-time, seasonal and temporary employees. We converted compensation paid in foreign currencies using the applicable prevailing exchange rate in effect on December 31, 2024. We annualized the compensation for employees who joined the Company after January 1, 2024.
After identifying the median employee, we calculated annual total compensation for the median employee using the same methodology we used for determining total compensation for our NEOs as shown in the Summary Compensation Table for Fiscal 2025 above. For fiscal 2025, the annual total compensation of Efraim Grinberg was $5,180,710 and the annual total compensation of our median employee was $32,885, resulting in a ratio of 158 to 1. Excluding United States-based part-time employees, the ratio would be 87 to 1.
The SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies and assumptions, to apply certain exclusions and to make reasonable estimates that reflect their employee population and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio that we have reported.
Movado Group, Inc.   36   2025 Proxy Statement

Pay Versus Performance
The following table sets forth the pay versus performance disclosure required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K. The Compensation and Human Capital Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown. For further information concerning the Company’s pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to the “Compensation Discussion and Analysis,” above.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Year	Summary Comp. Table Total for CEO(1)	Comp. Actually Paid to CEO(2)	Average Summary Comp. Table Total For Non- CEO NEOs(3)	Average Comp. Actually Paid to Non-CEO NEOs(4)	Value of Initial Fixed $100 Investment On january 31, 2020 Based On:		Net Income(7)	Adjusted Operating Income(8)
					TSR(5)	Peer Group TSR(6)
FY25	$5,180,710	$2,568,705	$987,238	$692,182	138.44	151.53	$18,364,000	$27,067,000
FY24	$5,091,430	$2,572,951	$1,040,162	$465,174	187.72	127.24	$41,345,000	$50,544,000
FY23	$5,062,875	$4,260,124	$1,161,122	$947,625	220.54	124.26	$90,383,000	$118,437,000
FY22	$7,212,004	$11,626,776	$1,262,676	$2,411,382	221.92	128.6	$90,202,000	$118,144,000
FY21	$3,563,463	$3,776,556	$1,003,171	$1,234,019	120.55	130.17	$(111,518,000)	$30,724,000

(1)
The dollar amounts reported in column (b) are the amounts of total compensation reported for the CEO for each corresponding year in the “Total Compensation” column of the Summary Compensation Table. Mr. Grinberg was our only CEO for each such year.

(2)
The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to the CEO, as computed in accordance with Item 402(v) of Regulation S-K (the “CAP”). CAP does not reflect the actual amount of compensation earned by or paid to the CEO during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the CEO’s total compensation for each year to determine his CAP. (RSU and stock option values were computed in accordance with FASB ASC Topic 718 as of the dates indicated, with the options using similar assumptions as set forth in the “Stock-Based Compensation” note to the Company’s consolidated financial statements included in Form 10-K for the applicable fiscal year.)

Year	Summary Comp. Table Total for CEO	Minus RSU and PSU Grant Date Fair Values	Minus Option Grant Date Fair Values	Plus FYE Fair Value of RSUs and PSUs Granted During FY that Remained Unvested as of FYE	Plus FYE Fair Value of Options Granted During FY that Remained Unvested as of FYE	Plus Change in Fair Value of Unvested RSUs and PSUs from End of Prior FY to FYE	Plus Change in Fair Value of Unvested Options from End of Prior FY to FYE	Plus Change in Fair Value from End of FY to Vesting Date of RSUs that Vested in FY	Plus Change in Fair Value from End of Prior FY to Vesting Date of Options that Vested in FY	Compensation Actually Paid to CEO
FY25	$5,180,710	$3,500,030	$—	$2,408,948	$—	$(1,243,451)	$(291,189)	$11,881	$1,836	$2,568,705
FY24	$5,091,430	$3,500,004	$—	$3,373,999	$—	$(455,830)	$(680,644)	$—	$(1,256,000)	$2,572,951
FY23	$5,062,875	$937,496	$937,503	$871,447	$706,450	$(58,046)	$(526,258)	$78,653	$—	$4,260,124
FY22	$7,212,004	$937,561	$939,319	$1,258,341	$1,382,809	$520,443	$2,478,000	$652,059	$—	$11,626,776
FY21	$3,563,463	$—	$1,086,000	$—	$1,320,000	$326,453	$—	$(209,839)	$(137,520)	$3,776,556

(3)
The dollar amounts reported in column (d) represent the average of the amounts reported for the non-CEO NEOs as a group for each corresponding year in the “Total” column of the Summary Compensation Table. Ms. DeMarsilis, Mr. Soltani, Mr. Sussis and former Senior Vice President Human Resources Vivian D’Elia were our only non-CEO NEOs for fiscal years 2021, 2022 and 2023. Ms. DeMarsilis, Mr. Soltani, Mr. Sussis and Ms. Kennedy were our only non-CEO NEOs for fiscal years 2024 and 2025.

Movado Group, Inc.   37   2025 Proxy Statement

(4)
The dollar amounts reported in column (e) represent the average of the CAP amounts for the non-CEO NEOs, as computed in accordance with Item 402(v) of Regulation S-K. The CAP amounts do not reflect the actual average amount of compensation earned by or paid to the Non-CEO NEOs during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the Non-CEO NEOs for each year to determine their CAP. (RSU and stock option values are computed in accordance with FASB ASC Topic 718 as of the dates indicated, with the options using similar assumptions as set forth in the “Stock-Based Compensation” note to the Company’s consolidated financial statements included in Form 10-K for the applicable fiscal year.)

Year	Summary Comp. Table Non- CEO NEOs Average Total	Minus RSU and PSU Grant Date Fair Values	Minus Option Grant Date Fair Values	Plus FYE Fair Value of RSUs and PSUs Granted During FY that Remained Unvested as of FYE	Plus FYE Fair Value of Options Granted During FY that Remained Unvested as of FYE	Plus Change in Fair Value of Unvested RSUs and PSUs from End of Prior FY to End of FY	Plus Change in Fair Value of Unvested Options from End of Prior FY to End of FY	Plus Change in Fair Value from End of Prior FY to Vesting Date of RSUs and PSUs that Vested in FY	Plus Change in Fair Value from End of Prior FY to Vesting Date of Options that Vested in FY	Average Compensation Actually Paid to Non-CEO NEOs
FY25	$987,238	$359,043	$—	$247,116	$—	$(141,927)	$(42,920)	$1,512	$206	$692,182
FY24	$1,040,162	$390,619	$—	$376,557	$—	$(57,905)	$(85,471)	$(37,120)	$(380,430)	$465,174
FY23	$1,161,122	$156,944	$156,934	$145,887	$118,257	$(15,751)	$(157,243)	$9,232	$—	$947,625
FY22	$1,262,676	$123,220	$123,451	$165,379	$181,737	$139,034	$852,155	$57,072	$—	$2,411,382
FY21	$1,003,171	$80,133	$272,235	$98,135	$489,200	$35,862	$—	$(23,938)	$(16,044)	$1,234,019

(5)
TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period, by the Company’s share price at the beginning of the measurement period.

(6)
Represents the TSR, calculated in the same manner as set forth in note (5) immediately above, for the Russell 2000 Index, which is the peer group we utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2025.

(7)
The dollar amounts represent the amount of net income reported in the Company’s audited financial statements for the applicable year after eliminating net income attributable to noncontrolling interests. The amounts for fiscal years 2022, 2023 and 2024 reflect the restatement announced on April 11, 2025.

(8)
The dollar amounts represent Adjusted Operating Income, which the Company defines as operating income reported in the Company’s audited financial statements, adjusted to eliminate the amortization of acquisition accounting adjustments related to the Olivia Burton and MVMT acquisitions and corporate initiatives. The detailed adjustments for each fiscal year can be found in the Company’s Annual Report on Form 10-K for such year. The Company has determined that Adjusted Operating Income is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to Company performance. The amounts for fiscal years 2022, 2023 and 2024 reflect the restatement announced on April 11, 2025.

Movado Group, Inc.   38   2025 Proxy Statement

Required Disclosures Regarding the Relationships Between CAP and Certain Performance Metrics
In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between information presented in the Pay Versus Performance table.
CAP vs. Cumulative TSR
The following graph demonstrates the relationship of the “compensation actually paid” (CAP) for the CEO and the average CAP for the non-CEO NEOs to the Company’s cumulative TSR and the cumulative TSR of the Russell 2000 Index (which is the peer group used in the Pay Versus Performance table) over the five years presented in the table.

Compensation Actually Paid vs. TSR
$12,000,000
$9,000,000
$6,000,000
$3,000,000
$0
Compensation Actually Paid
250
200
150
100
50
0
TSR
221.92
220.54
187.72
151.53
130.17
120.55
128.60
124.26
127.24
138.44
$3.78M
$1.23M
$11.63M
$2.41M
$4.26M
$.95M
$2.57M
$.47M
$2.57M
$.69M
FY 2021
FY 2022
FY 2023
FY 2024
FY 2025
Compensation Actually Paid to CEO
Average Compensation Actually Paid to Non-CEO NEOs
TSR
Peer Group TSR

Movado Group, Inc.   39   2025 Proxy Statement

CAP vs. Net Income and Adjusted Operating Income
The following graph demonstrates the relationship of the CAP for the CEO and the average CAP for the non-CEO NEOs to the Company’s Net Income and Adjusted Operating Income over the five years presented in the table.

Financial Performance Measures
In accordance with Item  402(v) of Regulation S-K, the Company is disclosing the three most important financial performance measures used by the Company to link compensation actually paid to our NEOs for fiscal year 2025. Such measures were (unranked):
•	Adjusted operating income
•	Net sales
•	Net cash provided by operating activities
Movado Group, Inc.   40   2025 Proxy Statement

Director Compensation
No employee of the Company receives any additional compensation for serving on the Board of Directors. The annual base compensation paid to the non-employee directors for fiscal 2025 consisted of a $90,000 cash retainer (increased $5,000 from the prior year) and an equity component valued at approximately $125,000 in the form of a stock award, cliff-vesting in one year (unchanged from the prior year). In addition to the annual base compensation, the annual retainers paid to the committee members remained unchanged from the prior year and were as follows: Audit: $7,500 ($25,000 for the chair); Compensation and Human Capital: $5,000 ($20,000 for the chair); and Nominating, Governance and Corporate Responsibility: $5,000 ($17,500 for the chair). The lead director received an annual cash retainer of $50,000 (unchanged from the prior year) and an equity component valued at $75,000 (increased $25,000 from the prior year). The cash compensation is paid quarterly and the equity grants are made annually after the reporting of financial results for the prior fiscal year. Each director was also granted an annual allowance for the purchase of Company watches up to an aggregate suggested retail value of $6,000.
Recognizing that ownership of the Company’s Common Stock more closely aligns non-employee director interests with the long-term interests of shareholders and is consistent with best governance practices, the Board of Directors maintains stock ownership guidelines for the non-employee directors to the effect that each non-employee director is expected to beneficially own shares of the Company’s Common Stock with a market value of at least $250,000.
The following table shows the cash amounts and the value of other compensation paid to each non-employee director in respect of fiscal 2025:

(a)	(b)	(c)	(d)	(e)	(f)
Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards ($)	All Other Compensation(2) ($)	Total ($)
Peter Bridgman	120,000	125,000	—	—	245,000
Alan H. Howard	167,500	200,000	—	—	367,500
Richard Isserman	97,500	125,000	—	473	222,973
Ann Kirschner	112,500	125,000	—	2,499	239,999
Maya Peterson	95,000	125,000	—	423	220,423
Stephen Sadove	107,500	125,000	—	1,361	233,861

(1)
Amounts shown do not reflect compensation actually received by the director. Instead, the dollar value of these awards represents the fair value of the stock award on the date of grant calculated in accordance with FASB ASC Topic 718. Assumptions used in calculating these amounts are described in Note 17 to the Company’s audited financial statements for the fiscal year ended January 31, 2025, included in our Annual Report on Form 10-K filed with the SEC on April 16, 2025. Each non-employee director was granted one stock award in fiscal 2025 for 4,500 shares of the Company’s Common Stock (7,200 shares in the case of Mr. Howard, whose grant included compensation for his role as lead director). At January 31, 2025, each non-employee director held no other stock awards except this one, unvested stock award.

(2)
Each non-employee director was provided an annual allowance for the purchase of Company watches up to an aggregate suggested retail value of $6,000. The amounts listed above reflect the actual allowance utilized by each non-employee director, at Company cost.

Movado Group, Inc.   41   2025 Proxy Statement

Certain Relationships and Related Transactions
Mr. Alex Grinberg, a member of the Board of Directors and the brother of Efraim Grinberg, is the Company’s Senior Vice President of Customer Experience in the United States and earned $353,077 in salary and no bonus for fiscal 2025. In addition, as a participant in the Stock Plan, Mr. A. Grinberg received an award of 1,530 time-vesting restricted stock units in fiscal 2025 valued at $42,503, subject to the same terms and conditions applicable to similar awards made to the other participants in that plan.
Ms. Margot Grinberg, the daughter of Efraim Grinberg, is President Movado Brand and SVP E-Commerce for the Company and earned $422,502 in salary and no bonus for fiscal 2025. In addition, as a participant in the Stock Plan, Ms. Grinberg received an award of 3,735 time-vesting restricted stock units and 3,735 performance-based restricted stock units in fiscal 2025 collectively valued at $207,517, subject to the same terms and conditions applicable to similar awards made to the other participants in that plan.
The Board of Directors has adopted a code of business conduct and ethics which provides for the review, approval and ratification of transactions with the Company (or any of its subsidiaries) in which any officer or employee of the Company or any of its subsidiaries or any director has any direct or indirect material interest. Such transactions involving any executive officer of the Company or any member of the Board of Directors are referred to the disinterested members of the Board of Directors. Other transactions are referred to the Company’s General Counsel. In each case, the standard applied under the Company’s code is whether the transaction, when considered in the context of all the relevant facts and circumstances, including the person’s position with the Company, the nature of the transaction and the amount involved, is consistent with the best interests of the Company and its shareholders.
Movado Group, Inc.   42   2025 Proxy Statement

Equity Compensation Plan Information
The table below sets forth information with respect to shares of Common Stock that may be issued under the Company’s equity compensation plans as of January 31, 2025.

Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (excluding securities reflected in Column (a)) (c)
Equity compensation plans approved by security holders(1)	1,704,106(2)	$23.13(3)	1,246,584(4)
Equity compensation plans not approved by security holders	—	—	—
Total	1,704,106	$23.13	1,246,584

(1)	Includes the Stock Plan and the DCP.
(2)
Includes 951,489 shares of Common Stock issuable upon the exercise of options and 657,362 shares of Common Stock issuable upon the vesting of stock awards in each case outstanding under the Stock Plan, as well as 95,255 phantom stock units issuable as that same number of shares of Common Stock under the DCP.

(3)	Weighted average exercise price of options outstanding under the Stock Plan.
(4)
Number of shares available for issuance under the Stock Plan as options and as other share-based awards. The DCP does not provide for a limit on the number of phantom stock units available for issuance.

Movado Group, Inc.   43   2025 Proxy Statement

Report of the Audit Committee of the Board of Directors
The Audit Committee has reviewed and discussed with the Company’s management and with PricewaterhouseCoopers LLP (“PwC”), the evaluation by PwC of the Company’s internal control over financial reporting and the audited financial statements of the Company for the fiscal year ended January 31, 2025. The Audit Committee has discussed with PwC the matters required to be discussed under the standards of the Public Company Accounting Oversight Board (United States).
The Audit Committee has also received the written disclosures and the letter from PwC required by the applicable requirements of the Public Company Accounting Oversight Board and the Audit Committee has discussed the independence of PwC with that firm.
Based on the Audit Committee’s review and discussions noted above, the Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2025, for filing with the SEC.
The Committee and the Board of Directors also have recommended, subject to shareholder approval, the selection of PwC as the Company’s independent auditors for fiscal 2026.
Members of the Audit Committee:
Peter A. Bridgman, Chair
Alan H. Howard
Richard Isserman
Stephen Sadove
Movado Group, Inc.   44   2025 Proxy Statement

Audit-Related Fees, Tax Fees and All Other Fees
The following table presents the aggregate fees billed for professional services rendered by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, in the “audit fees”, “audit related fees”, “tax fees”, and “all other fees” categories, in each case as such terms are defined by the SEC, for the fiscal years ended January 31, 2024 and 2025.

Year	Audit ($)	Audit Related ($)	Tax ($)	All Other ($)	Total ($)
2024	2,078,849	—	—	1,000	2,079,849
2025	2,491,740	38,230		2,000	2,531,970

The fees in the table above exclude “out-of-pocket” expenses of approximately $20,000 and $40,000 incurred by PwC and billed to the Company in connection with these services for each of fiscal years 2024 and 2025, respectively.
Audit fees include fees for audits of the Company’s annual consolidated financial statements and the effectiveness of its internal control over financial reporting, reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, and services related to statutory and regulatory filings. The increase in audit fees in fiscal year 2025 reflected additional audit procedures required in light of the restatement of financial results announced by the Company on April 11, 2025. Audit related fees relate to professional services in connection with foreign statutory and/or contractual requirements and other assurance and related services. All other fees are subscription fees for the use of the independent auditors’ database of authoritative literature and accounting and financial guidance.
The Audit Committee reviews and approves all audit and non-audit services to be rendered in every instance by the Company’s independent auditors before such auditors are engaged to render any such services. Therefore, the Audit Committee has not adopted a pre-approval policy with respect to such services.
Movado Group, Inc.   45   2025 Proxy Statement

PROPOSAL 2 —
Ratification of Appointment of Accountants
The Audit Committee has appointed PricewaterhouseCoopers LLP to be the Company’s independent registered public accounting firm for the year ending January 31, 2026, subject to ratification of such appointment by the Company’s shareholders. PricewaterhouseCoopers LLP has served as the Company’s independent registered public accounting firm since fiscal year 1977 and is considered by the Audit Committee and the Board of Directors to be well qualified. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The Board of Directors recommends that the shareholders vote FOR such ratification. Proxies solicited by the Board will be so voted unless shareholders specify in their proxies a contrary choice.

Movado Group, Inc.   46   2025 Proxy Statement

PROPOSAL 3 —
Advisory Approval of Executive Compensation
In accordance with Section 14A of the Exchange Act and the related rules of the SEC and as a matter of good corporate governance, a proposed resolution will be presented at the Annual Meeting asking our shareholders to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis (“CD&A”), the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2025 Annual Meeting of Shareholders.
As set forth in the CD&A, above, the Company has designed its compensation programs to: (i) properly incentivize executive officers to accomplish the short- and long-term objectives of the Company, (ii) be in line with prevailing pay practices and overall compensation levels at other companies with which the Company competes for executive-level talent, (iii) reward our executives for their individual performance as well as the performance of their respective business units and the Company overall and (iv) retain our executive officers and key management employees. Although the vote to approve executive compensation is purely advisory and non-binding, the Board of Directors values the opinions of our shareholders and will consider the results of the vote in determining the compensation of the named executive officers and the Company’s compensation programs generally. The vote is not intended to address any specific item of compensation but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement. If any shareholder wishes to communicate with the Board of Directors regarding executive compensation, the Board can be contacted using the procedures outlined in “Communications with the Board of Directors” set forth in this proxy statement.
Accordingly, we are asking for shareholder approval of the following resolution:
“RESOLVED, that the compensation of the Company’s named executive officers as described under “Compensation Discussion and Analysis,” the compensation tables and the narrative discussion associated with the compensation tables in the Company’s proxy statement for its 2025 Annual Meeting of Shareholders is hereby APPROVED.”

The Board of Directors recommends a vote FOR the approval, on an advisory basis, of the compensation paid by the Company to the named executive officers as disclosed in this proxy statement.

Movado Group, Inc.   47   2025 Proxy Statement

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires the Company’s officers, directors, and persons who own more than 10% of a registered class of the Company’s equity securities (the “10% Shareholders”) to file reports of ownership and changes of ownership with the SEC. The Company assists its directors, officers and certain 10% Shareholders by assisting in their completion of Section 16 reports and filing these reports on their behalf. The Company’s officers, directors and 10% Shareholders timely complied with all such filing requirements applicable to them last fiscal year with respect to their beneficial ownership of the Company’s securities, except for one late Form 4 filing covering one phantom stock vesting transaction by each of Efraim Grinberg, Behzad Soltani and Michelle Kennedy, and one late Form 4 filing covering seven transactions by principal accounting officer Linda Feeney.
Movado Group, Inc.   48   2025 Proxy Statement

Other Matters
The Board of Directors, at the time of the preparation of this proxy statement, knows of no business to come before the Annual Meeting other than that referred to herein. If any other business should properly come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies received and not theretofore revoked in accordance with their best judgment.
Upon the written request of any record holder or beneficial owner of Common Stock or Class A Common Stock entitled to vote at the Annual Meeting, the Company, without charge, will provide a copy of its Annual Report on Form 10-K for the fiscal year ended January 31, 2025, as filed with the SEC. Requests should be directed to Mitchell C. Sussis, Secretary, Movado Group, Inc., 650 From Road, Ste. 375, Paramus, New Jersey 07652-3556.
May 7, 2025
Movado Group, Inc.   49   2025 Proxy Statement

MOVADO GROUP INC.

MOVADO GROUP, INC.
C/O BROADRIDGE
P.O. BOX 1342
BRENTWOOD, NY 11717

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 17, 2025 for shares held directly and by 11:59 p.m. Eastern Time on June 15, 2025 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/MOV2025**
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 17, 2025 for shares held directly and by 11:59 p.m. Eastern Time on June 15, 2025 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V74432-P33354 — KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MOVADO GROUP, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Peter A. Bridgman
02) Alex Grinberg
03) Efraim Grinberg
04) Alan H. Howard
05) Richard Isserman
06) Ann Kirschner
07) Maya Peterson
08) Stephen Sadove

The Board of Directors recommends you vote FOR proposals 2 and 3:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 10-K Wrap are available at www.proxyvote.com

V74433-P33354

MOVADO GROUP, INC.
THIS PROXY IS SOLICTED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS - JUNE 18, 2025

The shareholder(s) hereby appoint(s) Mitchell C. Sussis and Sallie A. DeMarsilis, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock and Class A Common Stock of MOVADO GROUP, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, Eastern Time on June 18, 2025, virtually at www.virtualshareholdermeeting.com/MOV2025, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS; AND FOR PROPOSALS 2 AND 3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side